As filed with the Securities and Exchange Commission on November 19, 1997

                                                Registration No. 333-39123
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                              MASTECH CORPORATION
            (Exact name of registrant as specified in its charter)

       PENNSYLVANIA                  7371                    25-1802235
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or        Classification Code
      organization)                Number)

                                1004 MCKEE ROAD
                               OAKDALE, PA 15071
                                (412) 787-2100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
            SUNIL WADHWANI, CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              MASTECH CORPORATION
                                1004 MCKEE ROAD
                               OAKDALE, PA 15071
                                (412) 787-2100
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  COPIES TO:
             CARL A. COHEN                       DOUGLAS R. NEWKIRK
    BUCHANAN INGERSOLL PROFESSIONAL            SACHNOFF & WEAVER, LTD.
              CORPORATION                     30 S. WACKER, 29TH FLOOR
           ONE OXFORD CENTRE                      CHICAGO, IL 60606
     301 GRANT STREET, 20TH FLOOR                  (312) 207-1000
         PITTSBURGH, PA 15219
            (412) 562-8800
                                ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                PROPOSED
                                                MAXIMUM         PROPOSED
                                   AMOUNT       OFFERING        MAXIMUM
      TITLE OF EACH CLASS OF        TO BE        PRICE         AGGREGATE         AMOUNT OF
    SECURITIES TO BE REGISTERED REGISTERED(1) PER SHARE(2) OFFERING PRICE (2) REGISTRATION FEE
----------------------------------------------------------------------------------------------
Common Stock, $.01 par value...   3,450,000     $27.875       $96,168,750        $29,142.04

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 450,000 shares that are subject to an over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
                                  -----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1997

PROSPECTUS         , 1997

                                3,000,000 SHARES

                                      LOGO
                                 [MASTECH LOGO]
                                  COMMON STOCK

  Of the 3,000,000 shares of Common Stock offered hereby, 1,800,000 shares are being sold by Mastech Corporation ("Mastech" or the "Company") and 1,200,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any part of the proceeds from the sale of shares by the Selling Shareholders.

  Upon completion of this offering, directors and executive officers of the Company will beneficially own approximately 63.9% of and have voting power over approximately 44.8% of the Common Stock.

  The Common Stock is traded on the Nasdaq National Market under the symbol "MAST." On October 29, 1997, the last reported sale price of the Common Stock was $31 1/4 per share. See "Price Range of Common Stock."
                                  ----------
  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                PRICE    UNDERWRITING    PROCEEDS   PROCEEDS TO
                                TO THE   DISCOUNTS AND    TO THE    THE SELLING
                                PUBLIC  COMMISSIONS (1) COMPANY (2) SHAREHOLDERS
--------------------------------------------------------------------------------
Per Share.....................   $           $             $            $
Total (3)..................... $           $             $            $
--------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.
(2) Before deducting expenses, estimated at $900,000, which will be paid by the Company.
(3) The Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock at the Price to the Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to
    the Company and Proceeds to the Selling Shareholders will be $        ,
    $        , $         and $       , respectively. The Company will not
    receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders pursuant to the Underwriters' over-allotment, if exercised. See "Principal and Selling Shareholders" and "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the share certificates will be made in
New York, New York, on or about          , 1997.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES
     CORPORATION
            GOLDMAN, SACHS & CO.
                   NATIONSBANC MONTGOMERY SECURITIES, INC.
                                                                 COWEN & COMPANY

       [Diagram Reflecting Market Opportunities and Mastech Strategies]










  This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."
                           -------------------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."
                           -------------------------

  Mastech(R) and SmartAPPSSM are service marks of the Company. Windows(R) is a registered trademark of Microsoft Corporation. All other trademarks, service marks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Unless otherwise indicated, references to the "Company" or "Mastech" include Mastech Corporation and its wholly owned subsidiaries.

                                  THE COMPANY

  Mastech Corporation ("Mastech" or the "Company") is a worldwide provider of information technology ("IT") services to large and medium-sized organizations. Mastech provides its clients with a single source for a broad range of applications solutions and services, including client/server design and development, conversion/migration services, Year 2000 services, Enterprise Resource Planning ("ERP") package implementation services, Internet/intranet services and applications maintenance outsourcing. These services are provided in a variety of computing environments and use leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest networking and communications technologies. To enhance its services, Mastech has formed business alliances with leading software companies such as Baan, Oracle and PeopleSoft. In addition, the Company has developed its own proprietary methodologies and tools, under the name SmartAPPS, that enhance the productivity of the Company's Year 2000 and other services.

  Mastech's revenues have grown from $13.5 million in 1991 to $123.4 million in 1996 and $135.8 million for the nine months ended September 30, 1997. During 1997, Mastech has provided IT services to over 475 clients worldwide in a diverse range of industries. These clients include AT&T, Citibank, EDS, IBM, Intel, Oracle and Wal-Mart. The Company sets high standards for client responsiveness and project quality. A significant number of the Company's clients have selected Mastech on a recurring basis to provide additional services.

  Mastech believes that the growth of the IT services industry offers significant opportunities and has developed a set of strategies that the Company believes differentiate it from competitors. These strategies include:
(i) the development of a global recruitment network through which the Company recruits and deploys qualified IT professionals from a number of countries to address the shortage of IT professionals in the U.S. and other developed countries; (ii) a focus on applications services including ERP package implementation, Year 2000 and Internet/intranet services; (iii) the development of proprietary technology, including an automated tool for Year 2000 code conversions and other programming language translations; (iv) international expansion to leverage the growing need for value-added IT services in areas outside the U.S.; and (v) the development of an extensive offshore software development infrastructure to provide cost advantages to clients that are increasingly short of resources.

  One of the key elements of Mastech's growth has been its ability to recruit and deploy, on short notice, experienced IT professionals on a worldwide basis. As of September 30, 1997, the Company employed approximately 2,400 IT professionals, over 1,500 of whom were in the U.S., with the remainder in Canada, Europe, the Middle East, Singapore, Japan, India and Australia. To support the Company's growth and to meet the increased demand for IT professionals, the Company has embarked on an aggressive recruiting strategy, designed to significantly increase the number of IT professionals hired. The Company is also establishing a network of training centers in which it trains new recruits in value-added technologies such as PeopleSoft, Oracle Applications, Java/HTML and Year 2000 solutions.

  In 1995, the Company began marketing its services in key international markets to meet the large and growing demand for IT services overseas and to serve its client base of large multinational corporations that need support on a global basis. In addition to offices in the U.S., the Company maintains international offices in Toronto, Singapore, London, Sydney, Tokyo, Amsterdam and the Middle East. As a result of the Company's expanding international operations, as of September 30, 1997, it had over 470 employees working with over 90 clients outside the U.S.

  To provide cost advantages to clients that are increasingly short of resources, Mastech is investing in an extensive offshore software development infrastructure in India, including three state-of-the-art software development centers. The center in Bangalore, India has been operational for over a year and is conducting over 30 engagements for Mastech clients in the U.S. and Canada. Two additional centers are under development in Pune and Madras, India. The Company believes that this offshore infrastructure, with the ability to accommodate 1,500 IT professionals when complete, will represent one of the largest offshore presences in the industry.

                              RECENT DEVELOPMENTS

  In October 1997, the Company entered into a non-binding letter of intent to purchase for cash the assets of an Australian IT services company. The aggregate purchase price is not expected to exceed $6 million. The Company anticipates closing this transaction prior to December 31, 1997. While there can be no assurance that the Company will be successful in closing this acquisition, the Company believes that the acquisition, if consummated, will enhance its ability to service clients' needs and expand its market presence in Australia. See "Risk Factors--Risks Related to Possible Acquisitions."

                                  THE OFFERING

 Common Stock offered by the Company.............  1,800,000 shares
 Common Stock offered by the Selling
 Shareholders....................................  1,200,000 shares
 Common Stock to be outstanding after the
 offering........................................ 23,457,500 shares (1)
 Use of proceeds................................. Expansion of existing operations, including the
                                                  Company's international
                                                  marketing and offshore
                                                  software development
                                                  operations, development of
                                                  new service lines and
                                                  possible acquisitions of
                                                  related businesses; and
                                                  general corporate purposes,
                                                  including working capital.
 Nasdaq National Market symbol................... MAST

--------------------
(1) Excludes 2,160,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan under which options to purchase 1,253,150 shares were outstanding as of October 15, 1997 at a weighted average exercise price of $16.48 per share. See "Management--Employee Benefit Plans" and "--Employment Agreements."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                      NINE MONTHS
                                                                         ENDED
                                  YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                          ----------------------------------------- ----------------
                           1992    1993    1994     1995     1996    1996     1997
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues...............  $20,161 $38,709 $70,050 $103,676 $123,400 $90,336 $135,821
 Gross profit...........    7,314  12,573  20,135   31,262   33,947  24,778   41,113
 Income from operations
   (1)..................    2,707   2,744  11,349   18,259   12,874  10,108   16,096
 Income before income
   taxes................    2,732   2,724  11,444   18,396   12,828  10,087   17,130
 Provision for income
   taxes (2)............       --      --      --       --    4,136      --    6,852
                          ------- ------- ------- -------- -------- ------- --------
 Net income.............  $ 2,732 $ 2,724 $11,444 $ 18,396 $  8,692 $10,087 $ 10,278
 Net income per common
   share................                                                    $   0.47

 Pro forma income taxes
   (2)..................    1,093   1,090   4,578    7,358    4,915   4,035
 Pro forma net income...  $ 1,639 $ 1,634 $ 6,866 $ 11,038 $  3,777 $ 6,052
 Pro forma net income
   per common
   share (2)............  $  0.09 $  0.09 $  0.38 $   0.60 $   0.20 $  0.32
 Weighted average number
   of common shares
   outstanding..........   18,255  18,255  18,255   18,255   18,790  18,665   21,855

                                                     AS OF SEPTEMBER 30, 1997
                                                     ---------------------------
                                                      ACTUAL      AS ADJUSTED(3)
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents..........................     $31,497        $ 84,035
 Working capital....................................      56,603         109,141
 Total assets.......................................      88,124         140,662
 Total shareholders' equity.........................      61,606         114,144

--------------------
(1) Income from operations for the year ended December 31, 1996 reflects a non-recurring charge of $875,000 incurred pursuant to an agreement with an executive to pay, as compensation for past services, an amount equal to the value of 54,600 shares of Common Stock at the initial public offering price of $15 per share. The Company has reflected this payment along with the applicable tax withholdings as a non-recurring charge. In the nine months ended September 30, 1997, income from operations reflects a non-recurring charge of $389,000 relating to the amortization of deferred compensation of this same executive.

(2) The Company's S-corporation status terminated on December 16, 1996 in connection with the Company's initial public offering of Common Stock, thereby subjecting the Company's income to federal and state taxes at the corporate level. Pro forma net income and pro forma net income per common share reflect federal and state income taxes (assuming a 40% effective tax rate) as if the Company had been taxed as a C corporation for all periods presented. See Note 10 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net income per common share. In connection with the Company's conversion from S-corporation status to C-corporation status, the Company recorded a provision for income taxes of $3.9 million in the fourth quarter of 1996.

(3) Adjusted to give effect to the sale of 1,800,000 shares of Common Stock offered by the Company at an assumed public offering price of $31 1/4 per share, net of underwriting discounts and commissions and estimated costs of this offering. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, investors should consider carefully the following factors in connection with an investment in the shares of the Common Stock offered hereby.

RECRUITMENT AND RETENTION OF IT PROFESSIONALS

  The Company's business involves the delivery of professional services and is labor-intensive. The Company's success depends upon its ability to attract, develop, motivate and retain highly skilled IT professionals and project managers, who possess the technical skills and experience necessary to deliver the Company's services. Qualified IT professionals are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. There can be no assurance that qualified IT professionals will continue to be available to the Company in sufficient numbers, or that the Company will be successful in retaining current or future employees. Failure to attract or retain qualified IT professionals in sufficient numbers could have a material adverse effect on the Company's business, operating results and financial condition. Historically, the Company has done most of its recruiting outside of the countries where the client work is performed. Accordingly, any perception among the Company's IT professionals, whether or not well founded, that the Company's ability to assist them in obtaining temporary work visas and permanent residency status has been diminished, could lead to significant employee attrition. In the first eight months of 1996, the Company experienced a higher than normal rate of employee attrition because the Company was experiencing delays in securing the first-stage approval for permanent residency status for its foreign employees working in the U.S. This attrition resulted in the Company incurring increased costs for IT professionals and a reduction in its revenue growth. See "Business--Human Resources," "Business--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

GOVERNMENT REGULATION OF IMMIGRATION

  The Company recruits its IT professionals on a global basis to create a mobile workforce that it can deploy wherever required and, therefore, must comply with the immigration laws in the countries in which it operates, particularly the U.S. Over 90% of Mastech's IT professionals are citizens of other countries, with most of those in the U.S. working under H-1B temporary visas. Under current law, there is a statutory limit of 65,000 new H-1B visas that may be issued in any government fiscal year. In the federal fiscal year ended September 30, 1997, this limit was reached for the first time in August. In years in which this limit is reached, the Company may be unable to obtain enough H-1B visas to bring sufficient foreign employees to the U.S. If the Company were unable to obtain H1-B visas for its employees in sufficient quantities or at a sufficient rate for a significant period of time, the Company's business, operating results and financial condition could be materially adversely affected. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of employment-based visas and permanent residency visas that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees, could require the Company to incur additional unexpected labor costs and expenses or result in the Company having insufficient qualified personnel to perform all of the engagements that might otherwise be available to the Company. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Human Resources."

VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company's revenues and operating results are subject to significant variation from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-materials projects versus fixed-price projects during the quarter. The Company recognizes revenues on time-and-materials projects as the services are performed, while revenues on fixed-price projects are recognized using the percentage of completion method. Although fixed-price projects have not contributed significantly to revenues and profitability to date, operating results may be adversely affected in the future by cost overruns on fixed-price projects. Because a high percentage of the Company's expenses are relatively fixed, variations in revenues may cause significant variations in operating results. Additionally, the Company periodically incurs cost increases due to both the hiring of new employees and strategic investments in its infrastructure in anticipation of future opportunities for revenue growth. No assurances can be given that quarterly results will not fluctuate, causing a material adverse effect on the Company's business and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

INCREASING SIGNIFICANCE OF NON-U.S. OPERATIONS AND RISKS OF INTERNATIONAL OPERATIONS

  The Company's international consulting and offshore software development operations are important elements of its growth strategy. The Company opened offices in Canada and Singapore in 1995, Japan and the U.K. in 1996, and Australia, the Netherlands and the Middle East during the first nine months of 1997. These operations depend greatly upon business, immigration and technology transfer laws in those countries, and upon the continued development of technology infrastructure. There can be no assurance that the Company's international operations will be profitable or support the Company's growth strategy. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, difficulties in managing international operations and potential foreign tax consequences, including repatriation of earnings and the burden of complying with a wide variety of foreign laws and regulations. The failure of Mastech to manage growth, attract and retain personnel, manage major development efforts, profitably deliver services, or a significant interruption of the Company's ability to transmit data via satellite, could have a material adverse impact on the Company's ability to successfully maintain and develop its international operations and could have a material adverse effect on the Company's business, operating results and financial condition.

  Although the Company's ownership of a U.S. trademark registration covering the service mark "Mastech" gives the Company the presumption of ownership in the U.S. of the "Mastech" mark for the services identified in the registration, there can be no assurance that the Company is entitled to use the designation "Mastech" in all international operations and there is the possibility that third parties have superior rights to the "Mastech" mark (or similar marks) outside the U.S. See "Business--Business Strategies" and "-- Intellectual Property Rights."

EXPOSURE TO REGULATORY AND GENERAL ECONOMIC CONDITIONS IN INDIA

  A significant element of the Company's business strategy is to increase the utilization of its offshore software development centers in India. Mastech has utilized an offshore software development center in Bangalore for approximately one year and is in the process of opening two more centers in Pune and Madras, India. The Company also operates recruiting and training centers in India. The Indian government exerts significant influence over its economy. In the recent past, the Indian government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy, including the technology industry. Certain of these benefits that directly affect the Company include, among others, tax holidays (temporary exemptions from taxation on operating income), liberalized import and export duties and preferential rules on foreign investment and repatriation. To be eligible for certain of these tax benefits, the Company must continue to meet certain conditions. A failure to meet such conditions in the future could result in the cancellation of the benefits. There can be no assurance that such tax benefits will be continued in the future at their current levels. Changes in the business or regulatory climate of India could have a material adverse effect on the Company's business, operating results and financial condition.

  Although wage costs in India are significantly lower than in the U.S. and elsewhere for comparably skilled IT professionals, wages in India are increasing at a faster rate than in the U.S. In the past, India has experienced significant inflation and shortages of foreign exchange, and has been subject to civil unrest and acts of terrorism. Changes in inflation, interest rates, taxation or other social, political, economic or diplomatic developments affecting India in the future could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Business Strategies."

INTENSE COMPETITION

  The IT services industry is highly competitive and served by numerous national, regional and local firms, all of which are either existing or potential competitors of the Company. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than the Company. There are relatively few barriers to entry into the Company's markets and the Company may face additional competition from new entrants into its markets. In addition, there is a risk that clients may elect to increase their internal IT resources to satisfy their applications solutions needs. Further, the IT services industry is undergoing consolidation which may result in increasing pressure on margins. These factors may limit the Company's ability to increase prices commensurate with increases in compensation. There can be no assurance that the Company will compete successfully with existing or new competitors. See "Business--Competition."

CONCENTRATION OF REVENUES; RISK OF TERMINATION

  The Company has in the past derived, and may in the future derive, a significant portion of its revenues from a relatively limited number of clients. The Company's five largest clients represented approximately 30% of revenues both for the first nine months of 1997 and the year ended December 31, 1996. EDS accounted for approximately 13% and 9%, of the Company's revenues for the first nine months of 1997 and the year ended December 31, 1996, respectively. Most of the Company's projects are terminable by the client without penalty. An unanticipated termination of a major project could result in the loss of substantial anticipated revenues and could require the Company to maintain or terminate a significant number of unassigned IT professionals, resulting in a higher number of unassigned IT professionals and/or significant termination expenses. The loss of any significant client or project could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Clients."

MANAGEMENT OF GROWTH

  The Company's business has experienced rapid growth over the years that could strain the Company's managerial and other resources. Revenues have grown from $13.5 million in 1991 to $123.4 million in 1996 and $135.8 million for the nine months ended September 30, 1997. The number of employees has grown from 250 in 1991 to 2,696 as of September 30, 1997. The Company's continued growth depends on adding key managers, increasing its international operations, adding service lines and growing its offshore infrastructure. The Company has broadened its range of services to include Year 2000 compliance, ERP package implementation, Internet/intranet services and offshore software development. The Company opened offices in Canada and Singapore in 1995, Japan and the U.K. in 1996, and Dallas, Texas, Australia, the Netherlands and the Middle East during the first nine months of 1997. In addition, the Company's offshore software development center in Bangalore has been operational for over a year and two additional centers in Pune and Madras, India are scheduled to become operational during the first quarter of 1998. Effective management of these growth initiatives will require the Company to continue to improve its operational, financial and other management processes and systems. The failure to manage growth effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Business Strategies."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

  The IT services industry is characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. The Company's success will depend in part on its ability to develop IT solutions that keep pace with changes in the IT services industry. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--The IT Services Industry."

  A significant number of organizations are attempting to migrate business applications from a mainframe environment to advanced technologies, including client/server architectures. As a result, the Company's ability to remain competitive will be dependent on several factors, including its ability to help existing employees maintain or develop mainframe skills and to train and hire employees with skills in advanced technologies. The Company's failure to hire, train and retain employees with such skills could have a material adverse impact on the Company's business. See "Business--Human Resources." The Company's ability to remain competitive will also be dependent on its ability to design and implement, in a timely and cost-effective manner, effective transition strategies for clients moving from the mainframe environment to client/server or other advanced architectures. The failure of the Company to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--The IT Services Industry."

DEPENDENCE ON PRINCIPALS

  The success of the Company is highly dependent on the efforts and abilities of Sunil Wadhwani and Ashok Trivedi, the Company's Co-Chairman and Chief Executive Officer and the Company's Co-Chairman and President, respectively. Although Messrs. Wadhwani and Trivedi have entered into employment agreements containing noncompetition, nondisclosure and nonsolicitation covenants, these contracts do not guarantee that they will continue their employment with the Company or that such covenants will be enforceable. The loss of the services of either of these key executives for any reason could have a material adverse effect on the Company's business, operating results and financial condition. See "Management--Executive Officers and Directors."

RISK OF PREFERRED VENDOR CONTRACTS

  The Company is a party to several "preferred vendor" contracts and is seeking additional similar contracts in order to obtain new or additional business from large or medium-sized clients. Clients enter into these contracts to reduce the number of vendors and obtain better pricing in return for a potential increase in the volume of business to the preferred vendor. While these contracts are expected to generate higher volumes, they generally result in lower margins. Although the Company attempts to lower costs to maintain margins, there can be no assurance that the Company will be able to sustain margins on such contracts. In addition, the failure to be designated a preferred vendor, or the loss of such status, may preclude the Company from providing services to existing or potential clients, except as a subcontractor, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Clients."

RISKS RELATED TO POSSIBLE ACQUISITIONS

  The Company may expand its operations through the acquisition of additional businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. While the Company from time to time considers acquisition opportunities, except for the acquisitions of affiliated companies described in this Prospectus, it has never acquired a business. The Company recently entered into a non-binding letter of intent to acquire an Australian IT services company. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, operating results and financial condition. See "Prospectus Summary-- Recent Developments."

INTELLECTUAL PROPERTY RIGHTS

  The Company's success depends in part upon certain methodologies and tools it uses in designing, developing and implementing applications systems and other proprietary intellectual property rights. The Company is also developing proprietary conversion tools, specifically tools tailored to address the Year 2000 problem. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

  Although the Company believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement. See "Business--Intellectual Property Rights."

LIMITED TRADING HISTORY OF COMMON STOCK; STOCK PRICE VOLATILITY

  The Common Stock first became publicly traded on December 17, 1996 after the Company's initial public offering at $15 per share. Between December 17, 1996 and October 29, 1997, the closing sale price has ranged from a low of $11 1/2 per share to a high of $35 per share. The market price of the Common Stock could continue to fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products and services offered by the Company, announcements of new products and services by competitors, changes in the IT environment, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. The market price for the Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Price Range of Common Stock."

CONTROL BY EXISTING SHAREHOLDERS

  Upon completion of this offering, Messrs. Wadhwani and Trivedi will beneficially own approximately 63.4% of, and have voting power over approximately 44.3% of, the Company's Common Stock. Messrs. Wadhwani and Trivedi will, as a practical matter, be able to elect the entire Board of Directors and to control or veto matters requiring shareholder approval, including certain fundamental transactions such as a merger, consolidation or the sale of substantially all of the assets of the Company, which may require the approval of the holders of 66 2/3% of the votes cast. Messrs. Wadhwani and Trivedi have entered into a shareholders agreement requiring each of them to vote their shares of Common Stock in favor of the other in the election of directors. The approval of the Government of India/Reserve Bank of India will be required for the Company to continue to own Mascot Systems Private Limited ("Mascot Systems") and Scott Systems Private Limited ("Scott Systems") if the ownership of the Company by persons of Indian origin, in the aggregate, falls below 60% of the voting power of the Company. The Company's ability to raise additional capital by the issuance of Common Stock or voting Preferred Stock or to sell control of the Company to a third party or to use Common Stock to acquire other businesses may be restricted if the Company is unable to obtain the required approval. The Company is applying for the approval of the Government of India for the reduction of ownership by persons of Indian origin below the 60% level. Although there can be no assurance that such approval will be granted, the Company is not aware of any reason why its application should not be approved. See "The Company," "Management--Executive Officers and Directors" and "Principal and Selling Shareholders."

POTENTIAL DECREASE IN DEMAND FOR YEAR 2000 SERVICES

  The Company earned approximately 4% and 7% of its revenues from Year 2000 engagements in the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The Company expects that it will continue to receive increased revenues from additional Year 2000 engagements in the near term. However, the Company expects that Year 2000 engagements and revenues derived from such engagements will peak prior to calendar year 2000 as companies address their needs. Thereafter, the Company expects that revenues derived from Year 2000 engagements will steadily decline. In the absence of additional revenues from other sources, a decline in such engagements could have a material adverse effect on the Company's business, operating results and financial condition.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Articles of Incorporation, as amended ("Articles") and the Pennsylvania Business Corporation Law (the "PBCL") will effectively make it more difficult for a third party to acquire control of the Company by means of a tender offer or a proxy contest for the election of directors or otherwise. The Company's Articles contain provisions which: (i) classify the Board of Directors into three classes, with one class being elected each year; (ii) require the approval of holders of 66 2/3% of the votes cast on a proposal to amend the Articles, effect a merger or consolidation of the Company, sell, lease or exchange all or substantially all of the Company's assets or dissolve and wind-up the affairs of the Company, unless any such proposal is unanimously approved by all of the Company's directors; and (iii) require the approval of four of the Company's five directors for action by the Board of Directors. These provisions may have the effect of lengthening the time required for a person to acquire control of the Company through a proxy contest for the election of a majority of the Board of Directors, may discourage bids for the Common Stock at a premium over the market price and may deter efforts to obtain control of the Company. See "Description of Capital Stock--Certain Provisions Affecting Control of the Company."

SHARES ELIGIBLE FOR FUTURE SALE

  Immediately after completion of this offering, the Company will have 23,457,500 shares of Common Stock outstanding, of which the 3,000,000 shares sold pursuant to this offering as well as the 5,520,000 shares sold in the initial public offering will be freely tradable without restriction or further registration under the Securities

Act of 1933, as amended (the "Securities Act"), except those shares acquired in the public market by affiliates of the Company. In addition, 1,253,150 shares of Common Stock (327,052 of which become exercisable on or before December 31, 1997) are issuable upon exercise of outstanding stock options, which shares have been registered by the Company under the Securities Act and after issuance upon exercise will be freely tradable without restriction. Of the remaining outstanding shares of Common Stock, 14,934,600 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144") and may only be sold at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. The Company and Messrs. Wadhwani and Trivedi have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock beneficially owned by them, or any securities convertible into or exchangeable or exercisable for Common Stock, except those shares registered and sold as part of this offering until 90 days after the date of this Prospectus, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation. Following the 90 day lock-up period, all of the restricted securities will become eligible for sale, subject to Rule 144, except for 4,487,392 shares of Common Stock held in family trusts established by Messrs. Wadhwani and Trivedi which may not be sold prior to November 30, 1998 pursuant to the terms of a shareholders agreement with the Company. The Company granted Messrs. Wadhwani and Trivedi certain demand and piggyback registration rights prior to the Company's initial public offering covering an aggregate of 16,080,000 shares of Common Stock, which rights will be exercised, in part, as part of this offering. Sales of substantial amounts of such shares in the public market or the availability of such shares for future sale could adversely affect the market price of the shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. See "Shares Eligible for Future Sale," "Management--Employment Agreements" and "Underwriting."

FIXED-PRICE PROJECTS

  The Company undertakes certain projects billed on a fixed-price basis, which is distinguishable from the Company's principal method of billing on a time-and-materials basis. The failure of the Company to complete such projects within budget would expose the Company to risks associated with cost overruns, which could have a material adverse effect on the Company's business, operating results and financial condition. Revenues derived from fixed-price projects represented 2.1%, 2.6%, and 3.7% of revenues for 1995, 1996 and the nine months ended September 30, 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

POSSIBLE ISSUANCES OF PREFERRED STOCK

  Shares of Preferred Stock may be issued by the Company in the future without shareholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock."

POTENTIAL LIABILITY TO CLIENTS

  Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Although the Company attempts to contractually limit its liability for damages arising from errors, mistakes, omissions or negligent acts in rendering its services, there can be no assurance that its attempts to limit liability will be successful. The Company's failure or inability to meet a client's expectations in the performance of its services could result in a material adverse change to the client's operations and therefore could give rise to claims against the Company or damage the Company's reputation, adversely affecting its business, operating results and financial condition.

SIGNIFICANT UNALLOCATED NET PROCEEDS

  None of the anticipated net proceeds of this offering have been designated for specific uses. Therefore, the Board of Directors will have broad discretion with respect to the use of the net proceeds of this offering. The principal purposes of this offering are to obtain additional working capital and to provide liquidity to the Company's shareholders. See "Use of Proceeds."

BENEFITS OF OFFERING TO SELLING SHAREHOLDERS

  The Selling Shareholders will receive substantial proceeds from this offering and certain other benefits in connection with this offering. This offering will provide liquidity to the Selling Shareholders for the shares of Common Stock they presently own. After deduction of underwriting discounts and commissions, the aggregate realized gain as a result of this offering by the
Selling Shareholders will be approximately $     million. Upon completion of
this offering, the Selling Shareholders will beneficially own an aggregate of 63.4% of the outstanding Common Stock.

ABSENCE OF DIVIDENDS

  The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's ability to pay dividends is subject to the requirement of its revolving credit facility with PNC Bank that the Company satisfy certain financial covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Dividend Policy."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

  Included in this Prospectus are various forward-looking statements, including, among others, the expected growth related to the Year 2000 problem, the Company's goals and strategies, the importance and expected growth of the IT applications solutions market, the pace of change in the IT marketplace, the demand for IT services, the ability of the Company to capitalize on offshore investments and infrastructure, the Company's goal to expand service offerings and to pursue acquisitions, and the ability to leverage Year 2000 engagements into additional contracts.

  These statements are forward-looking and reflect the Company's current expectations. Such statements are subject to a number of risks and uncertainties, including, but not limited to, changes in the economic and political environments, changes in technology and changes in the IT marketplace. In light of the many risks and uncertainties surrounding the Company and the IT marketplace, a prospective purchaser should keep in mind that there can be no assurance that the forward-looking statements described in this Prospectus will transpire.

                                  THE COMPANY

  Since its inception in July 1986, the business of the Company has been conducted through Mastech Systems Corporation, a Pennsylvania corporation ("Mastech Systems"). Mastech Systems is an indirect, wholly owned subsidiary of the Company. Mastech Holding Corporation, a Delaware holding company and wholly owned subsidiary of the Company, owns all of the issued and outstanding stock of Mastech Systems.

  In addition to Mastech Systems, the Company has two wholly owned operating subsidiaries: Mascot Systems and Scott Systems, both of which are corporations organized under the laws of India. Mascot Systems provides offshore software development services to the Company and its clients from India and Scott Systems provides recruiting and training services to the Company in India.

  The offshore software development services provided by the Company to its clients are provided through Mascot Systems. Mascot Systems leases from Messrs. Wadhwani and Trivedi the real estate in Bangalore at which offshore software development activities are conducted and expects to lease real estate from them for the Company's planned offshore software development centers in Pune and Madras, India. See "Business--Services" and "Certain Transactions."

  The Company maintains its principal executive offices at 1004 McKee Road, Oakdale, PA 15071. The Company's World Wide Web address is www.mastech.com. The Company's Web site is not part of this Prospectus. The Company's telephone number is (412) 787-2100.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,800,000 shares of Common Stock offered by the Company (after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be approximately $52.5 million based upon an assumed public offering price of $31 1/4 per share. The Company expects to use the net proceeds from this offering for: (i) expansion of existing operations, including the Company's international marketing and offshore software development operations, development of new service lines and possible acquisitions of related businesses; and (ii) general corporate purposes, including working capital. Pending such uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities. The principal purposes of this offering are to obtain additional working capital and provide liquidity to the Company's shareholders. See "Business--Business Strategies."

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock has been traded on the Nasdaq National Market under the symbol MAST since December 17, 1996. The following table sets forth, for the periods indicated, the range of high and low closing sale prices for the Common Stock as reported on the Nasdaq National Market.

                                                                 HIGH     LOW
                                                                ------- -------
1996
  Fourth Quarter (from December 17, 1996)...................... $19     $17 1/8
1997
  First Quarter................................................ $21 7/8 $15
  Second Quarter............................................... $23 3/4 $11 1/2
  Third Quarter................................................ $35     $22 3/8
  Fourth Quarter (through October 29, 1997).................... $34 7/8 $26 5/8

  On October 29, 1997, the last reported sale price of the Common Stock was $31 1/4 per share. On October 24, 1997, the Company had 66 holders of record of the Common Stock.

                                DIVIDEND POLICY

  The Company intends to retain all of its future earnings to fund growth and the operation of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant. The Company's ability to pay dividends is subject to the requirement of its revolving credit facility with PNC Bank that the Company satisfy certain financial covenants. The Company distributed approximately $6.3 million of the proceeds from the initial public offering to Messrs. Wadhwani and Trivedi as part of the S corporation termination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--- Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the short-term debt and total capitalization of the Company as of September 30, 1997, and as adjusted to give effect to the sale by the Company of 1,800,000 shares of Common Stock (at an assumed public offering price of $31 1/4 per share) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The following table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus:

                                                     AS OF SEPTEMBER 30, 1997
                                                     ------------------------
                                                       ACTUAL     AS ADJUSTED
                                                          (IN THOUSANDS)
Revolving credit facility...........................     $ 2,207        $2,207
                                                     ===========  ============
Shareholders' equity:
 Preferred stock, without par value; 20,000,000
   shares authorized; no shares outstanding......... $        --  $         --
 Common stock, $0.01 par value, per share;
   100,000,000 shares authorized;
   21,657,150shares issued and outstanding;
   23,457,150 shares issued and outstanding, as
   adjusted (1).....................................         217           235
 Additional paid-in capital.........................      51,362       103,882
 Retained earnings..................................      10,475        10,475
 Deferred compensation..............................       (387)          (387)
 Currency translation adjustment....................        (61)           (61)
                                                     -----------  ------------
   Total shareholders' equity.......................      61,606       114,144
                                                     -----------  ------------
     Total capitalization...........................     $61,606      $114,144
                                                     ===========  ============

---------------------
(1) Excludes 2,160,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan under which options to purchase 1,253,150 shares were outstanding as of October 15, 1997 at a weighted average exercise price of $16.48 per share. See "Management--Employee Benefit Plans" and "--Employment Agreements."

                            SELECTED FINANCIAL DATA

  The selected financial data presented below as of and for the five years ended December 31, 1996 and the nine months ended September 30, 1996, are derived from the Company's Consolidated Financial Statements and related Notes thereto which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data as of and for the nine months ended September 30, 1997 are unaudited but, in the opinion of management, include all adjustments that are necessary for a fair presentation of the results for the nine months, and all such adjustments are of a normal recurring nature. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for any other interim period or for the full year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

                                                                          NINE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                           --------------------------------------------  ---------------------
                            1992     1993     1994     1995      1996        1996       1997
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
 INCOME STATEMENT DATA:
  Revenues...............  $20,161  $38,709  $70,050 $103,676  $123,400  $  90,336  $  135,821
  Cost of revenues.......   12,847   26,136   49,915   72,414    89,453     65,558      94,708
                           -------  -------  ------- --------  --------  ---------  ----------
  Gross profit...........    7,314   12,573   20,135   31,262    33,947     24,778      41,113
  Selling, general and
   administrative
   expenses..............    4,607    9,829    8,786   13,003    21,073     14,670      25,017
                           -------  -------  ------- --------  --------  ---------  ----------
  Income from operations
   (1)...................    2,707    2,744   11,349   18,259    12,874     10,108      16,096
  Interest income
   (expense), net........       26        9       69      164       (43)       (12)      1,034
  Minority interest in
   net loss (income) of
   subsidiaries..........       (1)     (29)      26      (27)       (3)        (9)         --
                           -------  -------  ------- --------  --------  ---------  ----------
  Income before income
   taxes.................    2,732    2,724   11,444   18,396    12,828     10,087      17,130
  Provision for income
   taxes.................       --       --       --       --     4,136         --       6,852
                           -------  -------  ------- --------  --------  ---------  ----------
  Net income.............  $ 2,732  $ 2,724  $11,444 $ 18,396  $  8,692  $  10,087  $   10,278
                           =======  =======  ======= ========  ========  =========  ==========
  Net income per common                                                             $     0.47
   share.................                                                           ==========
  Pro forma income taxes
   (2)...................    1,093    1,090    4,578    7,358     4,915      4,035
                           -------  -------  ------- --------  --------  ---------
  Pro forma net income...  $ 1,639  $ 1,634  $ 6,866 $ 11,038  $  3,777  $   6,052
                           =======  =======  ======= ========  ========  =========
  Pro forma net income
   per common share (2)..  $  0.09  $  0.09  $  0.38 $   0.60  $   0.20  $    0.32
                           =======  =======  ======= ========  ========  =========
  Weighted average number
   of common shares
   outstanding ..........   18,255   18,255   18,255   18,255    18,790     18,665      21,885
                                      AS OF DECEMBER 31,                 AS OF SEPTEMBER 30,
                           --------------------------------------------  ---------------------
                            1992     1993     1994     1995      1996        1996       1997
                                                   (IN THOUSANDS)
 BALANCE SHEET DATA:
  Cash and cash
  equivalents............  $   499  $ 2,897  $ 4,124 $  3,026  $ 45,997  $     918    $ 31,497
  Working capital........    4,238    5,678   13,745   14,594    49,692     10,405      56,603
  Total assets...........    5,695   12,461   22,847   25,754    77,509     27,991      88,124
  Total shareholders'
  equity.................    4,626    5,972   14,262   15,671    50,759     13,149      61,606

---------------------
(1) Income from operations for the year ended December 31, 1996 reflects a non-recurring charge of $875,000 incurred pursuant to an agreement with an executive to pay, as compensation for past services, an amount equal to the value of 54,600 shares of Common Stock at the initial public offering price of $15 per share. The Company has reflected this payment along with the applicable tax withholdings as a non-recurring charge. In the nine months ended September 30, 1997, income from operations reflects a non-recurring charge of $389,000 relating to the amortization of deferred compensation of this same executive.

(2) The Company's S-corporation status terminated on December 16, 1996 in connection with the Company's initial public offering of Common Stock, thereby subjecting the Company's income to federal and state taxes at the corporate level. Pro forma net income and pro forma net income per share reflect federal and state taxes (assuming a 40% effective tax rate) as if the Company had been taxed as a C corporation for all periods presented. See Note 10 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net income per common share. In connection with the Company's conversion from S-corporation status to C-corporation status, the Company recorded a provision for income taxes of $3.9 million in the fourth quarter of 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this section, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

OVERVIEW

  Mastech Corporation was incorporated in Pennsylvania on November 12, 1996. Mastech Systems, a Pennsylvania corporation through which the business of the Company has been conducted since its inception in July 1986, is an indirect, wholly owned subsidiary of the Company. In December 1996, Mastech completed the initial public offering of its Common Stock. Subsequent to the initial public offering, Mascot Systems and Scott Systems, both of which are corporations organized under the laws of India, became wholly owned subsidiaries of Mastech Systems.

  Mastech is a worldwide provider of IT services to large and medium-sized organizations. Mastech provides its clients with a single source for a broad range of applications solutions and services, including client/server design and development, conversion/migration services, Year 2000 services, ERP package implementation services, Internet/intranet services and applications maintenance outsourcing. These services are provided in a variety of computing environments and use leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest networking and communications technologies.

  The Company's revenues are derived from fees paid by clients for professional services. Historically, a substantial majority of the Company's projects have been client-managed. On client-managed projects, Mastech provides professional services as a member of the project team on a time-and-materials basis. The Company recognizes revenues on time-and-materials projects as the services are performed. On Mastech-managed projects, Mastech assumes responsibility for project management and bills the client on a time-and-materials or fixed-price basis. Fixed-price contracts are recognized by the percentage of completion method. Revenues from international operations do not include revenues generated through offshore software development centers on U.S. client engagements.

  Mastech's most significant cost is its personnel expense, which consists primarily of salaries and benefits of the Company's billable personnel. The number of IT professionals assigned to projects may vary depending on the size and duration of each engagement. Moreover, project terminations and completion and scheduling delays may result in periods when personnel are not assigned to active projects. Mastech manages its personnel costs by closely monitoring client needs and basing personnel increases on specific project engagements.

  While the number of IT professionals may be adjusted to reflect active projects, the Company must maintain a sufficient number of professionals to respond to demand for the Company's services on both existing projects and new engagements. In the first eight months of 1996, the Company experienced a higher than normal rate of employee attrition because the Company was experiencing delays in securing the first stage approval for permanent residency status for some of its professionals. This attrition resulted in increased costs for IT professionals and reduced revenue growth during this period. In response to this attrition problem, the Company increased its U.S. recruiting efforts, enhanced its training programs and worked with the Department of Labor to revise its filing procedures to resolve the delays. As a result of these initiatives, the Company's employee attrition rate returned to normal historical levels in September 1996 and have remained at such levels since that date.

  Since July 1995, the Company has incurred significant incremental expenses to help ensure that the Company has both an adequate number of skilled IT professionals and the infrastructure necessary to sustain the Company's growth. These expenditures were incurred in connection with: (i) the development of additional service offerings, including Year 2000 conversion services and ERP package implementation services; (ii) the establishment of a recruiting division to recruit IT professionals in the U.S. and worldwide;
(iii) the opening of foreign sales offices to provide better access to the global market; (iv) the development of three offshore software development centers in India; (v) the hiring of additional managers to support a larger organization; (vi) the relocation of the Company's headquarters to larger, more efficient office space; and (vii) the establishment of a training center to improve the skill levels of new and current employees. While these expenses have increased the Company's selling, general and administrative expenses, the Company believes that the revenues expected to be derived as a result of these expenditures have not yet been fully realized.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated, selected statements of operations data as a percentage of revenues:

                                                           NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                             ----------------------------  --------------------
                               1994      1995      1996      1996    1997
Revenues...................     100.0%    100.0%    100.0%  100.0%  100.0%
Cost of revenues...........      71.3      69.9      72.5    72.6    69.7
                             --------  --------  --------  ------  ------
Gross profit...............      28.7      30.1      27.5    27.4    30.3
Selling, general and
administrative expenses
(1)........................      12.5      12.5      17.1    16.2    18.4
                             --------  --------  --------  ------  ------
Income from operations.....      16.2      17.6      10.4    11.2    11.9
Interest and other income
(expense), net.............       0.1       0.1       0.0     0.0     0.7
                             --------  --------  --------  ------  ------
Income before income taxes.      16.3      17.7      10.4    11.2    12.6
Provision for income taxes.        --        --       3.4      --     5.0
                             --------  --------  --------  ------  ------
Net income.................      16.3%     17.7%      7.0%   11.2%    7.6%

---------------------
(1) Includes non-recurring charges of .7% and .3% of total revenues for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Revenues. The Company's revenues increased 50.4%, or $45.5 million from $90.3 million in the first nine months of 1996 to $135.8 million in the first nine months of 1997. This growth in revenues was due primarily to successful market penetration by the Company's domestic Enterprise Package Solutions Division, which increased its revenues $17.2 million. The Company also experienced an increase of $9.2 million in revenues from its preferred vendor service contract with EDS. Additionally, the Company's international revenues increased by $9.5 million during this same period as a result of its expansion into the Canadian, European and Asia Pacific markets. The Company broadened its client base from 345 clients in the first nine months of 1996 to 475 clients in the first nine months of 1997.

  Gross Profit. Gross profit consists of revenues less cost of revenues. Cost of revenues consists primarily of salaries and employee benefits for billable IT professionals and the associated travel and relocation costs of these professionals, as well as the cost of the independent contractors used by the Company. Gross profit increased 65.9% from $24.8 million in the first nine months of 1996 to $41.1 million in the first nine months of 1997. Gross profit as a percentage of revenues increased from 27.4% in the first nine months of 1996 to 30.3% in the first nine months of 1997. The primary reasons for the $16.3 million increase were higher margins in the Company's new service areas such as the Enterprise Package Solutions Division and a significant decline in the number of independent contractors used by the Company. Costs associated with the use of independent contractors as a percentage of revenues decreased from 12.1% in the first nine months of 1996 to 5.6% in the first nine months of 1997. The number of IT professionals (including independent contractors) used by the Company increased from 1,394 as of September 30, 1996 to 2,471 as of September 30, 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of costs associated with the Company's sales and marketing efforts, executive management, finance and human resource functions, facilities and telecommunication costs and other general overhead expenses. Selling, general and administrative expenses increased 70.5%, or $10.3 million from $14.7 million for the first nine months of 1996 to $25.0 million for the first nine months of 1997. As a percentage of revenues, selling, general and administrative expenses increased from 16.2% for the first nine months of 1996 to 18.4% for the first nine months of 1997. The increase in selling, general and administrative expenses reflects the Company's continued investment in infrastructure and in the initiatives required to implement the Company's marketing strategies. These costs include the development of additional service offerings, the expansion of its global recruiting capabilities, the opening of additional international offices, the establishment of training centers and the continued expansion of its offshore software development centers. In addition, the Company has incurred incremental costs subsequent to the Company's initial public offering. The incremental costs associated with the Company's public company status were approximately $1.2 million for the first nine months of 1997.

  Interest and Other Income (Expense), Net. Other income was $1.0 million for the first nine months of 1997 compared to other expense of $21,000 for the first nine months of 1996. This increase in other income is the result of increased interest income from the investment of the net proceeds from the Company's initial public offering. This increase in interest income was, however, partially offset by an increase in interest expense charged on borrowings outstanding under the Company's revolving credit facilities, principally to support the Company's Indian operations. These borrowings increased the Company's interest expense from $103,000 for the first nine months of 1996 to $426,000 for the first nine months of 1997. See "--Liquidity and Capital Resources." Other income and expense was not significant in any period prior to the nine months ended September 30, 1997.

1996 COMPARED TO 1995

  Revenues. The Company's revenues increased 19.0% from $103.7 million in 1995 to $123.4 million in 1996. This growth in revenues was primarily attributable to additional services provided to existing clients, engagements with new clients and the Company's continued expansion into international markets. The Company broadened its client base from 308 clients in 1995 to 369 clients in 1996. Revenues from the Company's international operations increased from $1.4 million in 1995 to $11.1 million in 1996. The Company's revenue growth was limited by higher than normal employee attrition in the first eight months of 1996.

  Gross Profit. Gross profit increased 8.6% from $31.3 million in 1995 to $33.9 million in 1996. Gross profit as a percentage of revenues declined from 30.1% in 1995 to 27.5% in 1996. This decrease is directly attributable to an increase in costs for IT professionals, including higher salaries, employee bonuses, relocation expense and an increase in the use of independent contractors, incurred during 1996 as a result of a higher than normal rate of employee attrition. In the first eight months of 1996, the Company experienced this higher than normal rate of employee attrition because the Company was experiencing delays in securing the first-stage approval from the Department of Labor ("DOL") for permanent residency status for some of its professionals. This attrition resulted in increased costs for IT professionals and reduced revenue growth. In response to this attrition problem, the Company increased its U.S. recruiting efforts, enhanced its training programs and worked with the DOL to revise its filing procedures to resolve the delays. As a result of these initiatives, the Company's employee attrition rate returned to normal historical levels in September 1996. Costs associated with the use of independent contractors as a percentage of cost of revenues increased from 10.1% in 1995 to 16.3% in 1996. The number of IT professionals utilized by the Company (including independent contractors) increased from 1,248 as of December 31, 1995 to 1,529 as of December 31, 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 62.1% from $13.0 million in 1995 to $21.1 million in 1996. As a percentage of revenues, selling, general and administrative expenses increased from 12.5% in 1995 to 17.1% in 1996. This increase was primarily attributable to the expenses incurred to build the infrastructure necessary to support the Company's continued revenue growth. In addition to the incremental costs previously mentioned, the Company initiated a sales force recruiting program which resulted in a 50% increase from 1995 to 1996 in the number of sales-related personnel. In the fourth quarter of 1996, the Company recorded a non-recurring charge of $0.9 million related to an executive compensation agreement which provides for, among other things, a cash payment equal to the value of 54,600 shares of Common Stock at the initial public offering.

1995 COMPARED TO 1994

  Revenues. The Company's revenues increased 48.0% from $70.1 million in 1994 to $103.7 million in 1995. The growth in revenues was attributable to increased revenues from systems integrators, additional services delivered to existing clients, engagements with new clients and, for the first time, revenues from international operations. The Company broadened its client base from 285 clients in 1994 to 308 clients in 1995. The increase in revenues was partially offset by a planned decrease in government contracts.

  Gross Profit. Gross profit increased 55.3% from $20.1 million in 1994 to $31.3 million in 1995. Gross profit also increased as a percentage of revenues from 28.7% to 30.1%. This increase in margins was attributable to billing rates increasing at a slightly higher level than professional salaries. Also, the shift of available resources away from government contracts to more profitable projects enabled the Company to attain a higher gross profit margin in 1995. The increase in gross profit was partially offset by higher personnel expenses resulting from the hiring of additional professionals to support the increase in client engagements. The number of IT professionals increased from 1,005 as of December 31, 1994 to 1,248 as of December 31, 1995. Costs associated with the use of independent contractors as a percentage of cost of revenues increased from approximately 1.0% in 1994 to 10.1% in 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 48.0% from $8.8 million in 1994 to $13.0 million in 1995, representing 12.5% of revenues in both 1994 and 1995. Expenses incurred in 1995 include costs related to the start-up of two foreign offices, the relocation of the Company's headquarters and a general expansion of the sales, marketing and administrative functions to support the Company's continued revenue growth.

QUARTERLY RESULTS

  Set forth below are selected income statement data for the seven fiscal quarters ended September 30, 1997. This information is derived from unaudited financial statements which include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information for such periods. This information should be read in conjunction with the Consolidated Financial Statements and related Notes thereto contained elsewhere in this Prospectus. Results of operations for any fiscal quarter are not necessarily indicative of results for any future period.

                                                   QUARTERS ENDED
                          -------------------------------------------------------------------
                          MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31, JUNE 30, SEPT. 30,
                            1996      1996      1996      1996      1997     1997     1997
                                                   (IN THOUSANDS)
Revenues................  $28,595   $30,804    $30,937  $33,064   $37,531  $45,059   $53,231
Cost of revenues........   20,488    21,885     23,185   23,895    26,732   31,636    36,340
                          -------   -------    -------  -------   -------  -------   -------
Gross profit............    8,107     8,919      7,752    9,169    10,799   13,423    16,891
Selling, general and
  administrative
  expenses (1)..........    4,702     4,692      5,276    6,403     7,415    8,075     9,527
                          -------   -------    -------  -------   -------  -------   -------
Income from operations..    3,405     4,227      2,476    2,766     3,384    5,348     7,364
Interest income
(expense), net..........       27        33        (72)     (31)      464      366       204
Minority interest in net
  loss (income)
  of subsidiaries.......       (3)       (3)        (3)       6        --       --        --
                          -------   -------    -------  -------   -------  -------   -------
Income before income
taxes...................    3,429     4,257      2,401    2,741     3,848    5,714     7,568
Provision for income
taxes...................       --        --         --    4,136     1,539    2,286     3,027
                          -------   -------    -------  -------   -------  -------   -------
Net income..............    3,429     4,257      2,401   (1,395)  $ 2,309  $ 3,428   $ 4,541
                                                                  =======  =======   =======
Pro forma income taxes..    1,370     1,704        961      880
                          -------   -------    -------  -------
Pro forma net income....  $ 2,059   $ 2,553    $ 1,440  $(2,275)
                          =======   =======    =======  =======

---------------------
(1) Includes non-recurring charges of $875,000, $130,000, $129,000 and $130,000 in the four quarters ended September 30, 1997, respectively.

  The Company's revenues and operating results are subject to significant variation from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-materials projects versus fixed-price projects during the quarter. Although fixed-price projects have not contributed significantly to revenues and profitability to date, operating results may be adversely affected in the future by cost overruns on fixed-price projects. Because a high percentage of the Company's expenses are relatively fixed, variations in revenues may cause significant variations in operating results. Additionally, the Company periodically incurs cost increases due to both the hiring of new employees and strategic investments in its infrastructure in anticipation of future opportunities for revenue growth. No assurances can be given that quarterly results will not fluctuate, causing a material adverse effect on the Company's business and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

  The net proceeds generated from the Company's initial public offering were approximately $45.6 million, after deducting underwriting discounts and commissions and offering expenses paid by the Company. These proceeds have been temporarily invested in short-term, investment grade, interest bearing securities. During the nine months ended September 30, 1997, the Company used the net proceeds to pay approximately $0.9 million of corporate income taxes related to the termination of its status as an S corporation. In April 1997, the Company also paid a dividend of approximately $6.3 million of undistributed S-corporation earnings from these proceeds.

  Prior to the initial public offering, the Company generally financed its working capital requirements through internally generated funds. Since the initial public offering, the Company has financed its working capital requirements through internally generated funds and with the proceeds from the offering. The Company's financial statements reflect cash flow used by operations of approximately $4.3 million for the nine months ended September 30, 1997, and cash flow provided by operations of $10.1 million for the nine months ended September 30, 1996. The Company's cash provided by operations prior to the initial public offering does not reflect any income tax expense due to the Company's prior status as an S corporation. Prior to the initial public offering, the Company made S-corporation distributions to its shareholders and in 1997 made the final S-corporation distributions.

  Capital expenditures for the first nine months of 1997 and 1996 were approximately $4.0 and $1.8 million, respectively. During the first nine months of 1997, the Company spent approximately $1.1 million in connection with the buildout and other development of the infrastructure for its offshore software development and training facilities in India. The Company also spent approximately $1.2 million related to the implementation of a new management information system during this period. The estimated remaining cost to license and implement this new software, which is year 2000 compliant, is approximately $800,000.

  Effective May 30, 1997, the Company entered into a $25.0 million revolving credit facility (the "Facility") with PNC Bank, National Association. The Facility bears interest at a rate equal to LIBOR plus 1.0% or prime at the Company's option and borrowings are unsecured. The Facility contains certain restrictive covenants and financial ratio requirements which would limit distributions to shareholders and additional borrowings. Historically, the Company has not used its revolving credit facilities to finance its working capital needs, and as of September 30, 1997, $25.0 million remained available for borrowing under the Facility.

  As of September 30, 1997, Mascot Systems had aggregate borrowings of approximately $2.2 million outstanding under revolving credit agreements with ICICI Banking Corporation Limited and IndusInd Bank Limited, both of India. Interest rates charged on these borrowings range from 18.75% to 19.25% per year. As of September 30, 1997, there are no additional amounts available for borrowing under these facilities. These borrowings will be repaid by the Company prior to December 31, 1997.

  The Company currently anticipates that the proceeds from this offering together with existing sources of liquidity and cash generated from operations will be sufficient to satisfy its cash needs at least through the next twelve months.

  The Company does not believe that inflation had a significant impact on the Company's results of operations for the periods presented. On an ongoing basis, the Company attempts to minimize any effects of inflation on its operating results by controlling operating costs and, whenever possible, seeking to insure that billing rates reflect increases in costs due to inflation.

  The Company invoices its clients in the local currency of the country in which the client is located. Gains and losses as a result of fluctuations in foreign currency exchange rates have not had a significant impact on results of operations.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No.
128), which establishes new standards for computing and presenting earnings per share and applies to entities with publicly and non-publicly held common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. SFAS No. 128 requires restatement of all prior period earnings per share data presented. The Company has determined that the adoption of SFAS No. 128 will not change reported earnings per share for any periods.

                                   BUSINESS

SUMMARY

  Mastech is a worldwide provider of IT services to large and medium-sized organizations. Mastech provides its clients with a single source for a broad range of applications solutions and services, including client/server design and development, conversion/migration services, Year 2000 services, ERP package implementation services, Internet/intranet services and applications maintenance outsourcing. These services are provided in a variety of computing environments and use leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest networking and communications technologies. To enhance its services, Mastech has formed business alliances with leading software companies such as Baan, Oracle and PeopleSoft. In addition, the Company has developed its own proprietary methodologies and tools, under the name SmartAPPS, that enhance the productivity of the Company's Year 2000 and other services.

  Mastech's revenues have grown from $13.5 million in 1991 to $123.4 million in 1996 and $135.8 million for the nine months ended September 30, 1997. During 1997, Mastech has provided IT services to over 475 clients worldwide in a diverse range of industries. These clients include AT&T, Citibank, EDS, IBM, Intel, Oracle and Wal-Mart. The Company sets high standards for client responsiveness and project quality. A significant number of the Company's clients have selected Mastech on a recurring basis to provide additional services.

  Mastech believes that the growth of the IT services industry offers significant opportunities and has developed a set of strategies that the Company believes differentiate it from competitors. These strategies include:
(i) the development of a global recruitment network through which the Company recruits and deploys qualified IT professionals from a number of countries to address the shortage of IT professionals in the U.S. and other developed countries; (ii) a focus on applications services including ERP package implementation, Year 2000 and Internet/intranet services; (iii) the development of proprietary technology, including an automated tool for Year 2000 code conversions and other programming language translations; (iv) international expansion to leverage the growing need for value-added IT services in areas outside the U.S.; and (v) the development of an extensive offshore software development infrastructure to provide cost advantages to clients that are increasingly short of resources.

  One of the key elements of Mastech's growth has been its ability to recruit and deploy, on short notice, experienced IT professionals on a worldwide basis. As of September 30, 1997, the Company employed approximately 2,400 IT professionals, over 1,500 of whom were in the U.S., with the remainder in Canada, Europe, the Middle East, Singapore, Japan, India and Australia. To support the Company's growth and to meet the increased demand for IT professionals, the Company has embarked on an aggressive recruiting strategy, designed to significantly increase the number of IT professionals hired. The Company is also establishing a network of training centers in which it trains new recruits in value-added technologies such as PeopleSoft, Oracle Applications, Java/HTML and Year 2000 solutions.

  In 1995, the Company began marketing its services in key international markets to meet the large and growing demand for IT services overseas and to serve its client base of large multinational corporations that need support on a global basis. In addition to offices in the U.S., the Company maintains international offices in Toronto, Singapore, London, Sydney, Tokyo, Amsterdam and the Middle East. As a result of the Company's expanding international operations, as of September 30, 1997, it had over 470 employees working with over 90 clients outside the U.S.

  To provide cost advantages to clients that are increasingly short of resources, Mastech is investing in an extensive offshore software development infrastructure in India, including three state-of-the-art software development centers. The center in Bangalore, India has been operational for over a year and is conducting over 30 engagements for Mastech clients in the U.S. and Canada. Two additional centers are under development in

Pune and Madras, India. The Company believes that this offshore infrastructure, with the ability to accommodate 1,500 IT professionals when complete, will represent one of the largest offshore presences in the industry.

THE IT SERVICES INDUSTRY

 OVERVIEW

  The growing worldwide demand for IT services has been driven by the increasing reliance on IT as a strategic tool for addressing critical business issues. Intense competition, deregulation, globalization and technological innovation are accelerating the rate of change in business. Organizations face constant pressures to improve the quality of products and services, reduce cost and time to market, improve operating efficiencies and strengthen customer relationships. In order to achieve these objectives, organizations are re-engineering their business processes and improving the information systems which enable and support the re-engineered processes. Simultaneously, rapid advances in technology have accelerated demand for the transition from mainframe to client/server architectures, from separate systems to enterprise-wide integrated applications and from internal to inter-enterprise computing.

  As a result of the variety and complexity of new technologies, IT departments must integrate and manage distributed computing environments consisting of multiple operating systems, databases, programming languages and networking protocols, and must implement custom and packaged software applications to support business objectives. As organizations deal with this complexity, IT departments have also been overwhelmed by the large number of software applications that need to be rewritten, re-engineered or converted in order to effect the transition to newer technologies and address the Year 2000 problem. In addition, external economic factors are forcing companies to focus on core competencies and trim their IT workforce.

  Accordingly, to support their growing IT needs, many organizations utilize experienced third-party IT service providers to assist in the development and implementation of IT solutions and services. According to industry sources, the worldwide market for IT services was estimated at $185 billion in 1995, with a projected market of $292 billion in the year 2000. The U.S. IT services market is projected to grow from $75 billion in 1995 to $130 billion in the year 2000.

 INDUSTRY TRENDS

  The Company believes that the following key industry trends will have a major influence on the worldwide IT services market:

  Growth in ERP Packaged Software. Organizations are increasingly turning to ERP packaged software applications such as SAP R/3, Oracle Applications, Baan and PeopleSoft. By customizing and deploying these large, integrated applications packages, organizations seek to replace, on a global, enterprise-wide basis, their aging legacy applications, which have limited functionality and integration. However, the implementation of these packages is a major undertaking and requires highly specialized skill sets and functional expertise, which are in short supply.

  The Year 2000 Problem. As the millennium approaches, many existing computer applications will malfunction because they are unable to process dates properly beyond December 31, 1999. A typical organization may have thousands of programs which need to be analyzed, altered and tested, making the task enormously time and labor intensive. Industry sources estimate that the cost worldwide to fix this problem (including in-house costs) will be between $300 billion and $600 billion.

  Shortage of IT Professionals. There is a growing shortage of IT professionals in developed countries, particularly the U.S., Western Europe and Japan. The Information Technology Association of America has estimated a current shortage of 190,000 IT professionals in the U.S. alone and indicated that this shortage is exacerbated by a decreasing number of students graduating from U.S. universities with sufficient skills to fill the growing demand for IT professionals. Problems associated with the Year 2000 are expected to compound the shortage, as qualified IT professionals are diverted from normal development activities to handle more urgent Year 2000 compliance issues.

  International Demand for IT Services. Organizations in countries other than the U.S. are making the transition from mainframes to client/server architectures, implementing integrated applications packages and addressing the Year 2000 problem. The Company believes that many of these organizations have lagged behind U.S. companies in these areas and are now aggressively adopting new technologies. As a result, several of these markets are experiencing faster growth than the U.S. market. For example, according to an industry source, growth in the IT services industry through the year 2000 will be 19.6% in the Asia/Pacific region, compared to 11.5% in the U.S.

  Growth in Offshore Software Development. In light of the large and growing backlog of applications development projects, the shortage of qualified IT professionals in developed countries and the rising costs of applications development and support, an increasing number of organizations are turning to offshore software development. This approach offers a number of benefits, including lower costs, faster delivery, more flexible scheduling and access to a larger pool of skilled IT professionals. India is widely acknowledged as the leader in offshore software development due to its large English-speaking software talent pool, low labor costs and investments in technical education and telecommunications. Many large organizations, including AT&T, Citicorp, Digital Equipment, General Electric, Hewlett-Packard, IBM, Motorola and Oracle are using offshore software development in India. The Gartner Group predicts that over the next two years many organizations will spend a significant percentage of their legacy budgets for offshore projects. The Company believes that the demand for offshore software development is further increased by the Year 2000 problem, solutions for which are expected to be highly labor-intensive while providing little incremental benefit and, therefore, require a low-cost solution.

BUSINESS STRATEGIES

  Mastech's objective is to become a leading worldwide provider of IT services using the best available technologies to deliver strategic business solutions to its clients. The Company's business strategies address key industry trends and leverage the Company's strengths in ways that distinguish Mastech from its competitors. The key elements of these strategies are set forth below:

-------------------------------------------------------------------------------

         INDUSTRY TRENDS                MASTECH STRATEGIES
  . Rapid growth in demand for         >Provide a broad range of applications solutions
    IT applications services           . Leverage proprietary methodologies and tools
                                       . Focus on key technologies
                                       . Cross-sell solutions to client base
---------------------------------------------------------------------------------------------
  . Growth in ERP packaged software    >Provide ERP package implementation services
                                       . Focus on Oracle, Baan, SAP and PeopleSoft
                                       . Leverage alliances with leading vendors
                                       . Create global network of ERP training centers
---------------------------------------------------------------------------------------------
  . The Year 2000 problem              >Offer a complete range of Year 2000 services
                                       . Use proprietary and licensed tools to automate the
                                         conversion process
                                       . Use offshore capabilities for competitive advantage
                                       . Convert into maintenance and client/server migration
                                         engagements
---------------------------------------------------------------------------------------------
  . Shortage of IT professionals       >Accelerate global recruitment of high-quality IT
                                        professionals
                                       . Recruit and deploy on a worldwide basis
                                       . Expand global network of recruiting and training
                                         centers
---------------------------------------------------------------------------------------------
  . Rapid growth in international      >Continue expansion in key global markets
   demand for IT services              . Expand existing operations through acquisitions
                                       . Establish operations in additional countries
                                       >Leverage centralized "low-overhead" model
---------------------------------------------------------------------------------------------
  . Growth in offshore software        >Continue expansion of offshore development capability
   development
                                       . Enhance capability to serve key foreign markets
                                       . Expand to three state-of-the-art centers in India

  The Company believes that these strategies, combined with the breadth of its technical and business experience and knowledge of global markets, position it to capitalize on market opportunities for growth. Each of the foregoing strategies is discussed in more detail below:

  Provide a Broad Range of Applications Solutions. Mastech provides its clients with a single source for a broad range of IT applications solutions and services, including client/server design and development, conversion/migration services, Year 2000 services, ERP package implementation services, Internet/intranet services and applications maintenance outsourcing. These services are provided in a wide variety of computing environments, and use leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest networking and communications technologies. In addition, the Company has developed proprietary SmartAPPS methodologies and tools to enhance productivity. The Company's broad range of services allows it to offer clients a single source for IT applications solutions and enables it to cross-sell services throughout clients' organizations.

  Provide ERP Package Implementation Services. The Company leverages its client/server expertise by providing ERP package implementation services for Oracle Applications, Baan, PeopleSoft and SAP R/3, including project management, customization, integration, migration, database design and administration, systems support and training. The Company's status as an Oracle, Baan and PeopleSoft business partner results in direct industry referrals and enhanced industry recognition and enables the Company to broaden its client base, maintain technological leadership and increase its competitiveness. In order to meet the growing demand for ERP professionals, the Company recently established an ERP Applications Training Center in Bombay, which currently graduates over 20 trained professionals each month, and intends to set up similar training centers in other cities in the U.S., Canada and India.

  Offer a Complete Range of Year 2000 Services. The Company's Year 2000 service line offers impact assessment, project planning, conversion, testing and implementation services. The Company's strategy is to convert Year 2000 projects into applications maintenance outsourcing and client/server migration engagements. Mastech has developed a proprietary conversion methodology, known as SmartAPPS, that can be adapted for various types of programming language translation. SmartAPPS automates a high percentage of the activity required for impact analysis and conversion of programming languages such as MVS COBOL. Developed by the Company's Advanced Technology Group, the SmartAPPS toolset uses compiler technology to incorporate natural language-based analysis and transformations, and is designed and built with object-oriented languages, providing generic capabilities that have the potential to address other conversion and translation needs.

  Accelerate Global Recruitment of High-Quality IT Professionals. Mastech's growth has been driven by its ability to recruit and deploy, on short notice, experienced IT professionals on a worldwide basis. In addition to the U.S., the Company recruits in India, Canada, the U.K., Singapore, Australia, the Philippines, Russia, Bulgaria, Brazil, Sri Lanka and South Africa. The Company maintains a proprietary database of qualified candidates, enabling it to respond to changing manpower requirements rapidly, as well as to manage and increase the efficiency of its workforce. The Company advertises in leading newspapers and trade magazines and has dedicated recruiters in its offices worldwide. The Company also recruits recent college graduates, provides them with training in key technologies and deploys them on client engagements.

  Continue Expansion in Key Global Markets. Mastech has demonstrated the scalability of its business model in the United States by increasing its revenues from $13.5 million in 1991 to $123.4 million in 1996 and $135.8 million for the nine months ended September 30, 1997. The Company's strategy is to capitalize on the large and growing demand for IT services overseas and to leverage its client base of large multinational corporations that need support on a global basis. The Company opened offices in Canada and Singapore in 1995, in Japan and the U.K. in 1996 and in Australia, the Netherlands and the Middle East during the first nine months of 1997. The Company has successfully grown these international operations to over 470 employees. The Company also plans to open offices in South Africa and Latin America.

  Leverage Centralized "Low-Overhead" Model. Mastech has adopted a centralized approach to selling and servicing its worldwide client base, instead of using a large network of branch offices to serve clients in local markets. During 1997, the Company has served approximately 385 clients in 44 states from its headquarters in Pittsburgh and offices in Washington, D.C., Dallas and San Francisco. Similarly, the Company's office in Toronto serves clients throughout Canada. This strategy has provided the Company with the benefits of a national presence without the costs associated with a large network of branch offices.

  Continue Expansion of Offshore Software Development Capability. To meet the growing worldwide demand for offshore software development services, Mastech is continuing to invest, through its Mascot Systems subsidiary, in an extensive offshore infrastructure in India, including three state-of-the-art software development centers. When completed, these centers will have approximately 130,000 square feet of total space and the capacity to accommodate approximately 1,500 IT professionals. The first center, located in Bangalore (known as India's "Silicon Valley"), has been operational for over a year and is conducting over 30 engagements for clients in the U.S. and Canada. This center is connected via secure, high-speed satellite links to the Company's headquarters and client sites. Two additional centers in Pune and Madras, India are planned to be operational in the first quarter of 1998. The Company believes that this offshore infrastructure, when complete, will be one of the largest in the industry and will differentiate it from those competitors who either have no offshore capability or depend on independent contractor relationships to offer such services.

SERVICES

  Mastech provides its clients with a single source for a broad range of IT applications solutions and services, including: (i) client/server design and development; (ii) conversion/migration services; (iii) Year 2000 services;
(iv) ERP package implementation services; (v) Internet/intranet services; and
(vi) applications maintenance outsourcing. These services are provided in a variety of computing environments and use leading technologies including client/server architectures, object-oriented programming languages and tools, distributed database management systems, groupware and the latest networking and communications technologies. In addition, the Company has developed proprietary SmartAPPS methodologies and tools to enhance productivity.

  Historically, a substantial majority of the Company's projects have been client-managed. On client-managed projects, Mastech provides professional services as a member of the project team on a time-and-materials basis. On Mastech-managed projects, Mastech assumes responsibility for project management and bills the client on a time-and-materials or fixed-price basis. The number of Mastech-managed projects is increasing and these projects generally carry higher profit margins.

  The Project Control Office ("PCO"), located in the Company's headquarters, provides project management oversight for all North American client engagements. For offshore projects, the PCO is the point of contact during client business hours, establishing a clear line of communication with the project teams in India and the U.S. Mastech uses a proprietary Lotus Notes-based Global Project Tracking System to facilitate project management and control. The Company also utilizes PC conferencing tools to conduct "virtual" meetings.

  The Company offers many of its services through an existing offshore software development center in Bangalore, India which is connected via secure, high-speed satellite links to the Company's headquarters and client sites. Mastech is increasing its offshore capacity by developing additional offshore software development centers in Pune and Madras, India. Offshore software development offers clients certain advantages as compared to domestic development, including: (i) significant cost savings; (ii) faster delivery, as larger teams can be deployed; (iii) virtual 24-hour project schedules, due to the time difference between North America and India; and (iv) improved access to a large pool of IT professionals.

  The Company's services are described below:

       METHODS/TOOLS                             SERVICES
                      CLIENT/SERVER DESIGN AND DEVELOPMENT
 . SmartAPPS Client/Server       >Project management
                                 >Requirements analysis and
 . Languages: C/C++,              definition
   VisualBasic, Delphi           >Evaluation and selection of
   SmallTalk, Java                applications packages
                                 >Prototyping and re-use
 . Tools: Powerbuilder, Gupta,   >Data modeling, data warehousing
   Developer/2000, Lotus Notes   >Applications systems design and
                                  development
 . DBMS/4GLs: Oracle, Informix,  >Database design and administration
   Sybase, Unify, SQLServer      >Systems development and
                                  implementation
 . GUI: Windows, Motif, X-       >Technology education and training
   Windows, OpenLook
 . CASE Tools: Oracle*CASE, IEF,
   Bachman
--------------------------------------------------------------------------------
                              CONVERSION/MIGRATION
--------------------------------------------------------------------------------
 .SmartAPPS Migrate              >Project management
  Methodology and Automated      >Automated tools development
   Conversion Tools              >User interface conversion
                                 >Code conversion and testing
                                 >Control language conversion
                                 >Data migration
                                 >Cutover and implementation

--------------------------------------------------------------------------------
                                   YEAR 2000
--------------------------------------------------------------------------------
 .SmartAPPS 2000                 >Impact analysis
   Impact Assessment and         >Project planning
   Automated Conversion Tools    >Year 2000 conversion
                                 >Compliance testing and validation
 .Viasoft                        >Cutover and implementation
 .Microfocus Revolve
--------------------------------------------------------------------------------
                           ERP PACKAGE IMPLEMENTATION
--------------------------------------------------------------------------------
 .Oracle Applications            >Project planning
                                 >Customization
 .Baan                           >Integration
                                 >Migration
 .PeopleSoft                     >Database design and administration
                                 >Systems support
 .SAP R/3                        >Training

--------------------------------------------------------------------------------
                               INTERNET/INTRANET
--------------------------------------------------------------------------------
 .SmartAPPS Net                  >Mentoring services
                                 >Consulting services
 . Languages: Java, Javascript,  >Application development services
   HTML, C++, CGI                >Enterprise Java application development
                                  and deployment
 . Tools: NetDynamics,           >Object-oriented analysis and design
   ColdFusion, MS FrontPage,     >Training services
   Netscape Livewire Pro         >Design, development and deployment of
 . DBMS/4GLs: Oracle, Sybase,     applications that web-enable databases and
   Progress, Informix, SQL        legacy systems
   Server
 . Methodologies: UML for Java,
   JavaBeans Component Framework
   for Enterprise Java component
   development
--------------------------------------------------------------------------------

       METHODS/TOOLS                             SERVICES
                     APPLICATIONS MAINTENANCE OUTSOURCING
 . SmartAPPS Maintain            >Project planning
   Methodology and Tools         >Baseline assessment and service
                                  level definition
                                 >Process enhancements
                                 >Modifications/enhancements to
                                  functionality
                                 >Interfaces and integration with new
                                  systems
                                 >Configuration management
                                 >Documentation and standardization
                                 >Applications productivity
                                  improvement
                                 >Trouble-shooting and problem
                                  resolution
                                 >24-hours, 7-days per week emergency
                                  support


 ADDITIONAL SERVICES--EDUCATION AND TRAINING

  Mastech's Education and Training Department provides employees with basic and advanced courses in key technologies such as Oracle, PowerBuilder, VisualBasic, Java and ERP packages including Oracle Applications and Baan. Mastech is planning to expand its training programs and courseware to offer them to its clients as a distinct value-added service. The Company has piloted this service with selected clients and has received positive feedback.

SALES AND MARKETING

  Mastech sells its services to large and medium-sized organizations through a direct sales force of over 70 professionals. The Company's sales force is organized to meet the needs of the marketplace through four primary divisions:
(i) the U.S. Services Division; (ii) the Solutions Division; (iii) the Enterprise Package Solutions Division; and (iv) the International Division. Sales directors and representatives in each division are highly incentivized to cross-sell the services of other divisions.

  The U.S. Services Division includes four geographic regions, each of which is directed by a Regional Director. Each region includes multiple new business development managers. These individuals use a proprietary database of several thousand prospects to telemarket Mastech's services nationally. The Company subsequently sends interested prospective clients a written proposal providing information about the Company, its approach and methodology, schedules, team members, pricing and terms. Mastech leverages the mobility of its software professionals and its cost effective telephone selling model to service all areas of the U.S. Each geographic region also includes Corporate Account Managers who are responsible for selling Mastech's services to existing clients. These managers, Regional Directors and senior management meet frequently on a direct, face-to-face basis with clients.

  The U.S. Services Division also focuses on developing national and global relationships with major systems integrators such as EDS, IBM, KPMG Peat Marwick, Ernst & Young and Oracle. Mastech assists these integrators in meeting their customers' needs by providing specialized technical expertise and complementary capabilities such as offshore development.

  The Solutions Division is responsible for securing and managing Mastech-managed engagements. This division has a dedicated sales and marketing team responsible for generating and qualifying leads and developing detailed project estimates and proposals. This team sells directly to large and medium-sized organizations and also partners with large systems integrators.

  The Enterprise Package Solutions Division manages engagements and provides IT professionals trained in ERP package implementation services. This division works directly with end-user clients and also as partners with both the ERP software vendors and systems integrators on teamed implementation efforts.

  The International Division operates through offices in seven different countries. Each office is supervised by a Country Manager and supported by dedicated sales personnel that sell directly to new clients using an approach similar to the Company's U.S. sales approach. Additionally, these offices focus on leveraging Mastech's existing relationships with its U.S.-based multinational clients. These relationships are particularly strong with global systems integrators and often provide a foundation on which each of Mastech's international offices can build.

  Mastech's marketing organization works closely with the sales organization to constantly improve results by supporting it with market research to assist in strategic planning and tactical decision making, trade show selection and exhibit planning, marketing literature, advertising and public relations support. The marketing organization develops messages and positioning for such activities by analyzing market trends and competitors' activities.

CLIENTS

  Substantially all of the Company's clients are large and medium-sized organizations. During the nine months ended September 30, 1997, the Company has provided services to over 475 clients worldwide in a diverse range of industries. The Company's strategy is to maximize its client retention rate and secure follow-on engagements by providing high-quality services and client responsiveness. A significant number of the Company's clients have selected Mastech on a recurring basis to provide additional services.

  The Company is a preferred vendor for several large organizations, including Associates Bancorp, Bank of America, EDS, IBM Year 2000 Global Services, KPMG Peat Marwick and Oracle. As a preferred vendor, the Company is one of a limited number of service providers to these organizations, enabling it to sell its services more effectively. The Company is aggressively pursuing additional preferred vendor arrangements in order to obtain new or additional business from large and medium-sized organizations. These contracts generally result in lower margins due to negotiated discounts, but are expected to generate higher revenues with lower selling costs.

  Organizations to which the Company has provided, or is providing, services include:

 CONSUMER PRODUCTS  MANUFACTURING   TELECOMMUNICATIONS    TRANSPORTATION
 -----------------  -------------   ------------------    --------------
    J.C. Penney       Ford Motor         AirTouch      Carnival Cruise Lines
       Nike        General Electric     Ameritech         Royal Caribbean
   Philip Morris    General Motors         AT&T            Ryder Systems
       Sears           Hitachi             MCI             Union Pacific
     Wal-Mart           Intel         U.S. Cellular          USAirways

                                            FINANCIAL                    INTEGRATORS &
             HEALTH CARE                    SERVICES                        VENDORS
             -----------                    ---------                    -------------
        Blue Cross/Blue Shield           Bank of America                  Cap Gemini
               Foxmeyer                     Citibank                          EDS
            Health America                Deutsche Bank                  Ernst & Young
       Kaiser Foundation Health           The Hartford                        IBM
                Merck                      NationsBank                      Oracle

  During the first nine months of 1997, approximately 30% of the Company's revenues were derived from its top five clients (EDS, Ernst & Young, IBM, The Hartford and Cap Gemini). EDS accounted approximately 13% of the Company's revenues for the nine months ended September 30, 1997.

REPRESENTATIVE ENGAGEMENTS

  Examples of the Company's engagements, which are representative of the nature of its services, are set forth below:

   CLIENT/SERVER DESIGN AND DEVELOPMENT: RE-ENGINEERING SOLUTION FOR A CONSUMER PRODUCTS COMPANY.

  Problem. A consumer products company needed to re-engineer its business processes in order to implement an integrated, enterprise-wide system that would incorporate high-tech tools such as hand-held computers to allow its employees to check a customer's account history and produce point-of-sale invoices.

  Solution. Mastech designed and developed an integrated, enterprise-wide system comprised of 12 different applications using Oracle Designer 2000. Mastech's engagement team recommended the hardware, software and development methodology. Mastech's responsibilities included project management, vendor management, application and database architecture design, analysis and re-engineering of the enterprise-wide processes implementation, training and maintenance support.

   CONVERSION/MIGRATION: LARGE-SCALE CONVERSION FOR A STATE GOVERNMENT AGENCY.

  Problem. A large state government agency in the U.S. needed to convert all of its applications from a Unisys mainframe to an IBM environment.

  Solution. Mastech used a combination of on-site and offshore project teams to complete the project. Mastech's offshore software development center in Bangalore, India developed conversion tools to increase productivity by automating the source language conversion. The offshore team developed eight conversion tools to manage the conversion of two million lines of code involving three different source languages, two on-line transaction processing environments and the conversion from a network database to a relational database.

   ERP PACKAGE IMPLEMENTATION: MIGRATION OF A UTILITY COMPANY'S SYSTEMS TO ORACLE APPLICATIONS.

  Problem. A major utility company needed to reduce costs to remain competitive in the marketplace. Over the years, it had developed multiple independent systems on a variety of platforms, resulting in isolated information that could not be consolidated for an in-depth and accurate analysis of costs.

  Solution. Upon Mastech's recommendation, the utility decided to implement Oracle Financials and Manufacturing ERP packages to obtain faster access to critical information, better decision-making capability, improved understanding of costs using activity-based costing and the ability to compile information across organizational and functional lines. Mastech specialists are providing Oracle Financials and Manufacturing expertise to customize and implement the General Ledger, Inventory and Accounts Payable modules of Oracle Financials, the Inventory and Purchasing modules of Oracle Manufacturing, and to develop interfaces between the materials planning system and the Oracle Applications, data conversion routines and additional functionality.

   APPLICATIONS MAINTENANCE OUTSOURCING: OFFSHORE APPLICATION ENHANCEMENT AND SUPPORT FOR A LARGE CANADIAN INVESTMENT FIRM.

  Problem. One of Canada's largest investment firms needed to maintain its application systems in a cost-effective manner.

  Solution. Mastech used its offshore software development capabilities to maintain the client's applications. The client was able to obtain the benefits of on-site development support and coordination, while taking advantage of Mastech's management and offshore software development and support capability. Mastech's scope of work included requirements analysis, design of enhancements, modification and testing of existing programs to incorporate enhancements, and implementation of changes.

   INTERNET/INTRANET SOLUTIONS: A BIG SIX CONSULTING FIRM NEEDED JAVA SPECIALISTS TO HELP IT DEVELOP AN INTERNET PRESENCE.

  Problem. A Big Six consulting firm wanted to broaden its range of services through the Internet by developing applications to support the delivery of content and transactions capability to its entrepreneurial clients.

  Solution. Mastech's Java specialists helped analyze, design, prototype and develop the system by writing VisualBasic modules, JavaScript routines and CGI scripts. They also evaluated various technologies for transaction processing monitors and remote automation objects to address issues related to running a client-server application over the Internet.

HUMAN RESOURCES

  The Company's success depends in large part on its ability to attract, develop, motivate and retain highly skilled IT professionals. The Company has over 90 full-time employees dedicated to recruiting IT professionals and managing its human resources. The Company recruits in a number of countries, including India, the U.S., Canada, the U.K., Singapore, Australia, the Philippines, Russia, Bulgaria, Brazil, Sri Lanka and South Africa. The Company advertises in leading newspapers and trade magazines. In addition, the Company's employees are a valuable recruiting tool and are actively involved in referring new employees and screening candidates for new positions. Mastech uses a standardized global selection process which includes interviews, tests and reference checks.

  The Company's Resource Managers use a proprietary system to manage the employees and candidates in the Company's talent pool. This system enables the Company to quickly identify appropriate IT professionals for various client engagements. This database, which currently holds profiles on several thousand IT professionals, catalogs individual technical profiles and stores information pertaining to each individual's location, availability, mobility and other factors.

  The Company has a focused retention strategy that includes career planning, training, benefits and an incentive plan. The Company's benefits package includes Company-subsidized health insurance, group life insurance, a long-term disability plan, Company-subsidized health club memberships and tuition reimbursement. The Company intends to continue to use stock options as part of its recruitment and retention strategy. The Company also has an extensive training infrastructure. The Company's Education and Training Department trains employees on a variety of platforms and helps them transition from legacy to client/server skills by providing cross-platform training in new technologies. The Company is implementing an intranet to allow its employees to access its courseware and computer-based training modules via the Internet so that the training is available to all employees worldwide at their individual convenience and pace.

  Mastech's IT professionals typically have Master's or Bachelor's degrees in Computer Science or another technical discipline and two to ten years of IT experience. As of September 30, 1997, the Company had 2,696 employees comprised of 2,389 IT professionals, 74 sales and marketing personnel and 233 general and administrative personnel. Over 90% of Mastech's IT professionals are citizens of other countries, with most of those in the U.S. working under H-1B temporary work permits. See "Risk Factors--Government Regulation of Immigration." In addition, the Company uses independent contractors to support client engagements. As of September 30, 1997, the Company had 82 independent contractors working on client engagements.

COMPETITION

  The IT services industry is highly competitive and served by numerous national, regional and local firms, all of which are either existing or potential competitors of the Company. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than the

Company. In addition, there is a risk that clients may elect to increase their internal IT resources to satisfy their applications solutions needs. The Company believes that the principal competitive factors in the IT services industry include the range of services offered, technical expertise, responsiveness to client needs, speed in delivering IT solutions, quality of service and perceived value. The Company believes that it competes favorably with respect to these factors.

INTELLECTUAL PROPERTY RIGHTS

  The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

  Software developed by the Company in connection with a client engagement is typically assigned to the client. In limited situations, the Company may retain ownership or obtain a license from its client, which permits Mastech or a third party to market the software for the joint benefit of the client and Mastech or for the sole benefit of Mastech.

FACILITIES

  The Company leases 56,234 square feet of office space in the Pittsburgh suburb of Oakdale, Pennsylvania which serves as its headquarters. The Company's senior management, administrative, personnel, human resources and sales and marketing functions are housed in this facility. This lease expires on May 31, 2001 and provides for two additional options to extend the lease for consecutive five-year terms. The Company believes that this location has sufficient space for its current and anticipated needs through 1997 and is currently exploring leasing additional space at its headquarters and at other locations. The Company has sales offices in Washington, D.C., Dallas and San Francisco.

  The Company has sales offices in several countries in order to develop business internationally. The Company currently leases office space in London, Singapore, Sydney, Amsterdam, the Middle East, Toronto and Tokyo. These locations allow the Company to respond quickly to the needs of its international clients and to recruit qualified IT professionals in these markets.

  Mascot Systems leases one offshore software development facility totaling approximately 30,000 square feet in Bangalore, India and one recruiting facility totaling approximately 4,200 square feet. These facilities were established by Messrs. Wadhwani and Trivedi to deliver the Company's offshore software development services to the Company's clients worldwide. Mascot Systems intends to lease from Messrs. Wadhwani and Trivedi two additional offshore software development centers. These facilities, totaling 100,000 square feet, are located in Pune and Madras, India, and are scheduled for completion during the first quarter of 1998.

LITIGATION

  The Company is not a party to any litigation that is expected to have a material adverse effect on the Company or its business.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The Company's directors and executive officers and their respective ages and positions as of September 30, 1997, are as follows:

   NAME                  AGE                       POSITION
Sunil Wadhwani..........  44 Co-Chairman, Chief Executive Officer and Director
Ashok Trivedi...........  48 Co-Chairman, President and Director
Michael Zugay...........  45 Vice President--Finance
Murali Balasubamanyam...  42 Vice President--Human Resources
Steven Shangold.........  36 Vice President--U.S. Sales and Marketing
Paul Oliver, Ph.D.......  57 Vice President--Solutions Division
Lisa Kustra.............  37 Vice President--Enterprise Package Solutions Division
Ajmal Noorani...........  35 Vice President--International Operations
Sushma Rajagopalan......  34 Vice President--Global Resourcing and Recruiting
Michel Berty............  58 Director
J. Gordon Garrett.......  58 Director
Ed Yourdon..............  53 Director

  Sunil Wadhwani has served as Co-Chairman and Chief Executive Officer of the Company since October 1996, and as a director since 1986. From 1986 through September 1996, he served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. From 1981 to 1986, Mr. Wadhwani served as President of Uro-Valve, Inc., a start-up manufacturer of specialized medical devices that he founded in 1981. Prior to 1981, Mr. Wadhwani worked as a management consultant assisting companies in strategic planning, operations, marketing and sales. Mr. Wadhwani has a Master's degree in Industrial Administration from Carnegie Mellon University and a Bachelor's degree in Mechanical Engineering from the Indian Institute of Technology.

  Ashok Trivedi has served as Co-Chairman and President of the Company since October 1996, and as a director since 1988. From 1988 through September 1996, Mr. Trivedi served as President of the Company and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation. Mr. Trivedi has a Master's degree in Business Administration from Ohio University and a Master of Science degree in Physics from Delhi University.

  Michael Zugay has served as Vice President--Finance of the Company since March 1995. From March 1994 to March 1995, he served as an independent consultant to the steel industry. From 1990 through February 1994, he served as President and CEO of Bliss-Salem, Inc., a provider of products to the steel industry. He was also Bliss-Salem's Vice President of Finance and Administration from 1986 to 1990. Prior to this, he served in various positions at Bekaert Steel Wire Corporation and KPMG Peat Marwick LLP. Mr. Zugay is a certified public accountant with over 24 years of financial and operational experience. Mr. Zugay has a Bachelor's degree in Business Management from Indiana University of Pennsylvania.

  Murali Balasubamanyam has served as a Vice President--Human Resources of the Company since October 1995. From September 1994 to October 1995, he served as the Company's Director--Human Resources. Prior to joining the Company, he served as Deputy General Manager (Human Resources) with HCL Group of Companies from November 1992 to September 1994. From March 1990 to October 1992, he served as General Manager (Human Resources) for Fedders Lloyd Corp. He also served as Head of Personnel with PCL-Dell from 1986 to 1989. He has a Bachelor's degree in Business Administration from Madurai University.

  Steven Shangold has served as Vice President--U.S. Sales and Marketing of the Company since October 1995. From February 1992 through September 1995, he served as the Company's Sales Director--Commercial

Division. From 1982 through January 1992, he was employed by Redshaw Corporation (a subsidiary of ITT/Hartford that markets integrated software packages to the insurance industry), most recently as Vice President--U.S. Sales and Marketing. Mr. Shangold holds a Bachelor's degree in Management from Syracuse University and a Bachelor's degree in Advertising from the S.I. Newhouse School.

  Paul Oliver, Ph.D. has served as Vice President--Solutions Division of the Company since June 1997. From July 1985 to March 1997 he was employed by Booz Allen & Hamilton as Vice President and Officer-in-Charge of its Systems Engineering and Integration practice. Prior to 1985, he served as Vice President--Systems Integration for American Management Systems, Inc. and President of EDS World Corporation, the international subsidiary of EDS. He has earned a Doctoral degree in Computer Science from the University of North Carolina, a Master of Science degree in Mathematics from Ohio State University and a Bachelor's degree in Mathematics from the University of Maryland.

  Lisa Kustra has served as Vice President--Enterprise Package Solutions Division of the Company since September 1997. From January 1996 to August 1997, she served as the Director of the Company's Enterprise Package Solutions Division. From August 1992 to December 1995, Ms. Kustra held various managerial positions with the Company including National Sales Manager-Strategic Alliance Division. Ms. Kustra has earned Bachelor's degrees in Business Management and Psychology from the University of Pittsburgh.

  Ajmal Noorani has served as Vice President--International Operations of the Company since May 1996. From June 1994 to May 1996, he was employed by Mellon Bank as an Assistant Vice President--Corporate Finance. From 1990 to May 1994, Mr. Noorani held a number of positions with the Company, including Director-- Government Division. Between 1988 and 1990 he was a Senior Management Consultant at Arthur Andersen & Co. Mr. Noorani has a Master's degree in Industrial Administration from Carnegie-Mellon University and a Bachelor's degree in Engineering from Maharaja Sayajrao University.

  Sushma Rajagopalan has served as Vice President--Global Resourcing and Recruiting of the Company since October 1995. From June 1993 to October 1995, she served as the Company's Director--Federal Division, and between November 1992 and June 1993, she held various managerial positions with the Company. From June 1988 to December 1991, Ms. Rajagopalan was an Assistant Vice President--Human Resources with Citibank in India. She has a Master's degree in Personnel Management from the Tata Institute of Social Sciences.

  Michel Berty was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996. He currently serves as the consultant to the President of Director for Cap Gemini Sogeti Group (CGS) and as a U.S. representative for P.A.C., a foreign consulting company. Mr. Berty served in various executive and management positions with CGS from 1972 through April 1997, most recently, from 1992 through April 1997, as Chief Executive Officer and President of the American subsidiary of CGS. Mr. Berty also serves as a member of the board of directors of Computron Software, Inc., INTERSOLV, Sapiens International, Level 8 Systems and ZMAX.

  J. Gordon Garrett was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996. He is currently Senior Vice President of Ricoh Corp., Caldwell, New Jersey and Chief Executive Officer of Ricoh Canada, formerly Gestetner North America, a position he has held since 1995. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management (ISM) Corporation. He also held the position of President of Gestetner USA from 1989 to 1991 and NULOGIX Technical Services, Inc. (a majority owned subsidiary of IBM).

  Ed Yourdon was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996. Mr. Yourdon has served as a consultant to the information technology industry for the past five years, most currently focusing on the Internet, business re-engineering, object technology and the design of Internet/intranet software applications.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. The Board of Directors currently consists of five members. The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Berty and Garrett are Class A Directors and their terms will expire in 2000. Messrs. Trivedi and Yourdon are Class B Directors and their terms will expire in 1998. Mr. Wadhwani is a Class C Director and his term will expire in 1999. At each annual meeting of shareholders, the appropriate number of directors are elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

BOARD COMMITTEES

  The Board has an Audit Committee comprised of Messrs. Garrett, Berty and Wadhwani, a majority of whom are independent directors. The Audit Committee's duties include recommending to the Board of Directors the firm of independent accountants to audit the Company's financial statements, reviewing the scope and results of the independent auditors' activities and the fees proposed and charged therefor, reviewing the adequacy of internal controls and reviewing the scope and results of internal audit activities, and reporting the results of the committee's activities to the full Board.

  The Board has a Compensation Committee, consisting of Messrs. Garrett, Berty and Trivedi, a majority of whom are independent directors. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters.

  The Board has an Executive Committee, consisting of Messrs. Wadhwani and Trivedi, which exercises the full power of the Board of Directors between meetings of the Board, provided that the Executive Committee does not have power or authority to: (i) approve any fundamental change that requires shareholder approval; (ii) create or fill vacancies on the Board of Directors;
(iii) adopt, amend or repeal the Bylaws; (iv) take any action with respect to the compensation of executive officers; (v) take any other action committed by resolution of the Board of Directors to another committee of the Board of Directors; (vi) authorize the issuance of any shares of the Company's stock; or (vii) authorize any distributions with respect to the Company's outstanding shares.

DIRECTOR COMPENSATION

  Directors who are not executive officers of the Company are paid an annual retainer of $20,000, and all directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the terms of the Company's 1996 Stock Incentive Plan, each of Messrs. Berty, Garrett and Yourdon, the nonemployee directors of the Company, were granted options to purchase 15,000 shares of Common Stock. The exercise price for these options is $15, which was the price per share for the Common Stock in the Company's initial public offering. The options vest in annual installments equally over three years commencing December 16, 1997, and expire ten years after grant, subject to earlier termination if the optionee ceases to serve as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Company's initial public offering, Messrs. Wadhwani and Trivedi, the Company's Co-Chairman and Chief Executive Officer and the Company's Co-Chairman and President, respectively, had responsibility for all decisions with respect to executive officer compensation. Following the initial public offering, the Compensation Committee, which consists of Messrs. Garrett, Berty and Trivedi was formed.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose aggregate salary and bonus compensation exceeded $100,000 (collectively, the "Named Executive Officers") during the two years ended December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                     ANNUAL COMPENSATION                 COMPENSATION AWARDS
                             ---------------------------------------  --------------------------
                                                                                     SECURITIES
                                                        OTHER ANNUAL   RESTRICTED    UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY     BONUS (1) COMPENSATION  STOCK AWARDS  OPTIONS/SARS COMPENSATION
                                                            (2)                         (#)
Sunil Wadhwani..........     1996 $168,000(3) $     --    $21,050(4)    $     --           --      $    --
 Co-Chairman and Chief       1995  108,102(3)       --         --             --           --           --
  Executive Officer
Ashok Trivedi...........     1996  168,000(3)       --     20,963(4)          --           --           --
 Co-Chairman and             1995  108,102(3)       --         --             --           --           --
  President
Steven Shangold.........     1996  126,667      74,265         --        819,000(5)    25,000      819,000(5)
 Vice President--U.S.        1995   68,333     170,003         --             --           --           --
  Sales and Marketing
Michael Zugay...........     1996  120,000      19,000         --             --       56,000           --
 Vice President--Finance     1995   71,923       5,000         --             --           --           --
Sushma Rajagopalan......     1996  100,000      17,000         --             --       65,000           --
 Vice President--Global      1995   78,333      26,000         --             --           --           --
  Resourcing and
  Recruiting

---------------------
(1) Bonuses were paid in 1995 and 1996 for performance in 1994 and 1995, respectively. The bonus paid in 1995 to Mr. Shangold includes sales commissions of $24,944.
(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constitute less than 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(3) In addition to these salary amounts, during 1995 and 1996 (prior to the Company' initial public offering), Messrs. Wadhwani and Trivedi received Subchapter S distributions as shareholders of the Company.
(4) The Company leases automobiles for Messrs. Wadhwani and Trivedi. The taxable income during 1996 for the automobiles leased was $21,050 for Mr. Wadhwani and $20,963 for Mr. Trivedi.
(5) As compensation for past services, the Company paid Mr. Shangold an amount equal to the value of 109,200 shares of Common Stock at the initial public offering price of $15 per share. One-half of this payment was made in cash, at Mr. Shangold's election. The remaining half of this obligation was satisfied through the issuance of 54,600 shares of restricted Common Stock. The aggregate value of such restricted Common Stock, which vests on June 30, 1998, was $1,037,400 at December 31, 1996.

  The following table sets forth the number of shares of the Common Stock underlying options granted, the exercise price per share and the expiration date of all options granted to each of the Named Executive Officers during 1996.

                           OPTION GRANTS DURING 1996

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                          NUMBER OF   PERCENT OF TOTAL
                          SECURITIES    OPTIONS/SARS
                          UNDERLYING     GRANTED TO    EXERCISE
                         OPTIONS/SARS   EMPLOYEES IN     PRICE   EXPIRATION GRANT DATE
 EXECUTIVE OFFICER       GRANTED (1)    FISCAL YEAR    PER SHARE    DATE    VALUE (2)
Steven Shangold.........    25,000         3.12%        $15.00    12/16/06   $146,500
Michael Zugay...........    56,000         7.00%         15.00    12/16/06    328,160
Sushma Rajagopalan......    65,000         8.12%         15.00    12/16/06    380,900

---------------------
(1) The options granted during 1996 vest as follows: (i) 6,000 options for Mr. Zugay and 15,000 options for Ms. Rajagopalan will vest in equal installments on June 16, 1997 and December 16, 1997; (ii) 50,000 options each for Mr. Zugay and Ms. Rajagopalan will vest in equal annual installments over five years commencing December 16, 1997; and (iii) 25,000 options awarded to Mr. Shangold will vest in equal annual installments over three years commencing December 16, 1999.

(2) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 1996: (i) risk-free interest rate of 6.2%; (ii) expected dividend yield of 0.0%; (iii) expected life of options of six years; and (iv) an expected volatility rate of 24.5%.

  The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held, on December 31, 1996, by each of the Named Executive Officers:

        AGGREGATED OPTION EXERCISES DURING 1996 AND 1996 OPTION VALUES

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                        OPTIONS/SARS              OPTIONS/SARS
                                                   AT FISCAL YEAR END (#)    AT FISCAL YEAR END (1)
                                                  ------------------------- -------------------------
                         SHARES ACQUIRED  VALUE
 EXECUTIVE OFFICER       ON EXERCISE (#) REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
Steven Shangold.........        --         $--           -- / 25,000             $-- / $100,000
Michael Zugay...........        --          --           -- / 56,000              -- /  224,000
Sushma Rajagopalan......        --          --           -- / 65,000              -- /  260,000

---------------------
(1) The closing price for the Common Stock as reported on the Nasdaq National Market on December 31, 1996 (the last day of trading in 1996) was $19. Value is calculated on the basis of the difference between the option exercise price and $19, multiplied by the number of shares of Common Stock underlying the option.

EMPLOYEE BENEFIT PLANS

  Stock Incentive Plan. The Company has reserved an aggregate of 2,160,000 shares of Common Stock for issuance under the 1996 Stock Incentive Plan (the "Stock Incentive Plan"), which may be granted to directors, officers and other employees and consultants of the Company and its subsidiaries. The Stock Incentive Plan permits: (i) the grant of incentive stock options; (ii) the grant of non-qualified stock options; (iii) the issuance or sale of Common Stock with or without vesting or other restrictions ("Stock Grants"); (iv) the grant of Common Stock upon the attainment of specified performance goals ("Performance Share Awards"); and (v) the grant of stock appreciation rights. In addition, directors who are not employees or officers of the Company ("Independent Directors") will automatically be eligible for certain grants under the Stock Incentive Plan, as described below. On and after the date the Stock Incentive Plan becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum number of shares of Common Stock that may be awarded to any one individual in any calendar year is 200,000 shares. Since the inception of the Stock Incentive Plan, options have been granted to 247 employees. As of October 15, 1997, 1,253,150 shares were subject to outstanding options and 903,950 shares remained available for future grants under the Stock Incentive Plan.

  The Stock Incentive Plan is administered by the Board of Directors or by a committee designated by the Board ("Administrator"). Subject to the provisions of the Stock Incentive Plan, the Administrator has full power to determine, from among the persons eligible for grants under the Stock Incentive Plan: (i) the individuals to whom grants will be granted; (ii) the combination of grants to participants; and (iii) the specific terms of each grant. Incentive stock options may be granted only to officers or other employees of the Company or its subsidiaries, including members of the Board of Directors who are also employees of the Company or its subsidiaries.

  The option exercise price of each option granted under the Stock Incentive Plan is determined by the Administrator but, in the case of incentive stock options, may not be less than 100% of the fair market value of the underlying shares on the date of grant. Incentive stock options may not be exercisable more than ten years from the date the option is granted. If any employee of the Company or any subsidiary owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of stock of the Company, the exercise price for incentive stock options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date and the option may not be exercisable more than five years from the date the option is granted. Upon the exercise of options, the option exercise price must be paid: (i) in cash; (ii) by delivery to the Company of a notice of exercise with an irrevocable direction to a registered broker-dealer to sell a sufficient number of shares and to deliver the sales proceeds directly to the Company; or (iii) in the sole discretion of the Administrator, by delivery of shares of Common Stock that have been previously owned by the optionee for at least six months.

  The Board of Directors can terminate or amend the Stock Incentive Plan at any time, except that no such action may adversely affect any right or obligation regarding any awards previously made under the Stock Incentive Plan without the consent of the recipient. In the event of any changes in the capital structure of the Company, such as a stock dividend or split-up, the Board of Directors must make equitable adjustments to outstanding unexercised awards so that the net value of the award is not changed.

  Independent Director Options. The Stock Incentive Plan provides for the automatic grant of non-qualified stock options to Independent Directors. Under such provisions, options to purchase 15,000 shares of Common Stock are granted to each non-employee director upon such director's initial appointment or election to the Board. The option exercise price for options granted to Independent Directors under the Stock Incentive Plan will equal the then fair market value of the underlying Common Stock. Options granted to Independent Directors under the foregoing provisions will vest in annual installments over three years commencing on the first anniversary of the date of grant and will expire ten years after grant, subject to earlier termination if the optionee ceases to serve as a director.

  401(k) Plan. The Company maintains a 401(k) defined contribution plan (the "401(k) Plan"). All employees of the Company who have completed six months of employment are eligible to participate in the 401(k) Plan, pursuant to which each participant may contribute up to 15% of eligible compensation (up to a statutorily prescribed annual limit of $9,500 in 1997). The Company does not currently match contributions made by employees to the 401(k) Plan. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

EMPLOYMENT AGREEMENTS

  The Company has entered into substantially identical employment contracts with Messrs. Wadhwani and Trivedi, pursuant to which each of them serves as an executive officer of the Company at an annual base salary of not less than $300,000, plus an annual bonus of up to $200,000 if performance goals to be established by the Compensation Committee of the Board of Directors are met. The agreements have a term of 24 months and automatically extend for one month at the end of each month unless either party gives notice of their intention to terminate the agreement at the end of the term. The agreements provide that upon termination of employment by the Company other than for cause (as defined in the agreements) or death, disability or retirement, the Company shall pay the officer a lump sum amount equal to the amount the executive would have been paid, based upon his base salary at the time of termination, if such executive had remained an employee for the full term of his contract, plus shares of Common Stock having a value equal to the value of the executive's vested stock options and stock appreciation rights. In such event, the Company will also provide health insurance for the executive for the remainder of his life at the level in effect for other executives prior to his termination for the remainder of the term. In the event the executive is terminated due to a disability, the Company will continue to pay for three years the executive's salary and an amount equal to his bonus in the year prior to his termination, reduced by any amounts paid to the executive under the Company's disability plan. Under the agreements, the Company agrees to indemnify the executive to the full extent not prohibited by law for liabilities he incurs in his capacity as a director, officer or controlling person of the Company. Under the agreements, the executives agree to a noncompetition covenant during the term of the agreement and for one year after the termination of their employment for cause and to nonsolicitation and nondisclosure covenants during the term of the agreement and for one year after the termination of their employment for any reason.

  The other Named Executive Officers are parties to employment agreements which outline their responsibilities and provide generally for base salary plus annual incentive bonuses. These executives are "at- will" employees of the Company and can be terminated by the Company with or without cause or they may resign. Under the agreements, the executives are entitled to three months' salary continuation if they are terminated by the Company without cause generally, and to six months' salary continuation if they are terminated by the Company without cause during the 90 days following the sale of the Company to a third party. The employment agreements also contain confidentiality provisions and noncompetition and nonsolicitation covenants.

  In October 1996, the Company entered into an agreement with Steven Shangold, the Company's Vice President of U.S. Sales and Marketing, pursuant to which the Company agreed to pay Mr. Shangold, as compensation for past services, an amount equal to the value of 109,200 shares of Common Stock. One-half of the foregoing payment was made promptly following the closing of the Company's initial public offering in cash at the election of Mr. Shangold. The remaining half was paid in the form of 54,600 shares of restricted Common Stock which will vest on June 30, 1998. If Mr. Shangold voluntarily leaves the employment of the Company or is terminated by the Company for cause before that date, the shares of restricted Common Stock will be forfeited. If Mr. Shangold is terminated without cause, upon the sale of the Company or upon death before that date, the shares of restricted Common Stock will vest on a pro rata basis.

                             CERTAIN TRANSACTIONS

  Mascot Systems, an Indian corporation, is a wholly owned subsidiary of the Company. The Company uses Mascot Systems to perform offshore software development projects. During 1996, Mascot Systems billed the Company approximately $205,000 for the services it provided to the Company. Prior to the initial public offering in December 1996, Mascot Systems was controlled by Messrs. Wadhwani and Trivedi.

  The Company purchased the shares of Mascot Systems held by Messrs. Wadhwani and Trivedi for $170,000, which price was based upon an independent valuation of that interest. The purchase price was paid from the Company's working capital. In transactions completed shortly after the Company's initial public offering, the Company also purchased the minority shares of Mascot Systems, which were previously held by relatives of Messrs. Wadhwani and Trivedi.

  Mascot Systems is currently operating one and constructing two other offshore software development facilities in the cities of Bangalore, Pune and Madras, India, respectively. For the year ended December 31, 1996, the Company advanced Mascot Systems $865,000 towards buildout and other costs of setting up and operating these facilities. Upon completion of the acquisition of Mascot Systems by the Company, the aggregate amount of these advances was eliminated in consolidation.

  Scott Systems, an Indian corporation, is a wholly owned subsidiary of the Company. The Company uses Scott Systems to recruit and train IT professionals in India. Prior to the Company's initial public offering, Scott Systems was an Indian corporation indirectly controlled by Messrs. Wadhwani and Trivedi through a Pennsylvania corporation known as SWAT Systems Corporation ("SWAT"). The Company entered into a merger agreement with SWAT pursuant to which SWAT was merged with and into Mastech shortly before the completion of the initial public offering. Messrs. Wadhwani and Trivedi received nominal consideration in this transaction. The Company also entered into an agreement to purchase the minority shares of Scott Systems, some of which were held by relatives of Messrs. Wadhwani and Trivedi, for $26,000.

  Mascot Systems leases from Messrs. Wadhwani and Trivedi the office space for the offshore software development facility in Bangalore, India. The acquisition of the real estate and the construction of this office building (but not the buildout of the office space) was financed entirely by Messrs. Wadhwani and Trivedi out of personal funds. Specifically, Mascot Systems leases approximately 4,200 square feet of office space on one floor of an office building located in Bangalore, which floor is owned by Messrs. Wadhwani and Trivedi. The lease has a one-year term expiring in March 1998 and the rent is approximately $7,000 per year. Mascot Systems also leases a 30,000 square foot office building located in Bangalore from Messrs. Wadhwani and Trivedi. This lease has a five-year term expiring in October 2001 and the rent is approximately $110,000 per year. The offshore software development facilities located in Pune and Madras, India are expected to be operational sometime during the first quarter of 1998. Mascot Systems expects to enter into two additional leases with Messrs. Wadhwani and Trivedi for these facilities. The facility in Pune is a 35,000 square foot office building and the facility in Madras is a 65,000 square foot office building.

  Scott Systems leases, for its training facilities, approximately 2,100 square feet of office space on one floor of an office building located in Mumbai (Bombay), India. The leased space is divided into five separately owned suites owned individually by Messrs. Wadhwani and Trivedi. The leases have a one-year term expiring in April 1998 and the aggregate rent is $20,000 per year. Scott Systems also leases further office space of approximately 900 square feet on another floor in the same office building which is owned by Messrs. Wadhwani and Trivedi. The lease has a one-year term expiring in October 1998 and the rent is $6,000 per year. Scott Systems also leases a portion of the Pune facility from Messrs. Wadhwani and Trivedi. This lease covers 7,500 square feet and has a three year term expiring in September 2000. The rent is $26,000 per year.

  The Company believes that the terms of the leases described above are no less favorable to the Company than could be obtained from unrelated third parties.

  During the first six months of 1996, the Company was a party to three real property leases with Messrs. Wadhwani and Trivedi for residential space near its Pittsburgh headquarters. The leased premises included two condominium units and one single family residence. These leased premises were used to accommodate out-of-town IT professionals temporarily working at the Company's Pittsburgh facility or in transit to another working location. The aggregate monthly rental for these leased premises was $3,000 per month plus the operating costs of the premises. The Company terminated these leases in the second quarter of 1996. Various residential properties are owned by Messrs. Wadhwani and Trivedi in India and will be leased by the Company for similar purposes.

  As an S corporation prior to the initial public offering, the net income of the Company was attributed, for federal (and some state) income tax purposes, directly to the Company's shareholders rather than to the Company. During 1996, the Company from time to time paid the corresponding income taxes due on these amounts on behalf of Messrs. Wadhwani and Trivedi in the form of interest-free advances which they later repaid. The highest aggregate amounts of advances outstanding to Mr. Wadhwani and the Wadhwani Family Qualified Subchapter S Trust during 1996 and for the nine months ended September 30, 1997 were $1.7 million and $86,000, respectively. The highest aggregate amounts of advances outstanding to Mr. Trivedi during 1996 and for the nine months ended September 30, 1997 were $1.7 million and $86,000, respectively.

  Prior to the closing of the initial public offering, the Company and the Selling Shareholders entered into an agreement whereby the Selling Shareholders agreed to cause the Company to terminate its S-corporation election effective December 16, 1996. The Company agreed to indemnify the Selling Shareholders for the amount of any increase in taxable income allocable to them in the event of any audit of the Company's tax returns.

  Prior to the closing of the initial public offering, the Board of Directors of the Company adopted a resolution requiring all future transactions, including any loans from the Company to its officers, directors, principal shareholders or affiliates, to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of the disinterested shareholders, and requiring such transactions to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 27, 1997, and as adjusted to reflect the sale of the shares offered hereby, by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable.

                          BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                           PRIOR TO OFFERING                        AFTER OFFERING
                          -----------------------    NUMBER OF   -----------------------
                           NUMBER OF                  SHARES      NUMBER OF
          NAME               SHARES      PERCENT   BEING OFFERED    SHARES      PERCENT
Sunil Wadhwani (1)(2)...      8,040,000     37.1%      600,000       7,440,000     31.7%
Ramesh Thadani, as co-
 trustee of a Wadhwani
 family trust (2)(3)....      1,333,696      6.2            --       1,333,696      5.7
Ashok Trivedi (2)(4)....      8,040,000     37.1       600,000       7,440,000     31.7
Arun Nayar, as co-
 trustee of certain
 Trivedi family trusts
 (2)(5).................      2,243,696     10.4            --       2,243,696      9.6
Mohan Phanse, as co-
 trustee of certain
 Trivedi family trusts
 (2)(5).................      1,333,696      6.2            --       1,333,696      5.7
Michel Berty (6)........          5,000        *            --           5,000        *
J. Gordon Garrett (6)...          6,000        *            --           6,000        *
Ed Yourdon (6)..........          5,000        *            --           5,000        *
Michael Zugay (7).......         16,000        *            --          16,000        *
Steven Shangold.........         54,600        *            --          54,600        *
Sushma Rajagopalan (8)..         26,000        *            --          26,000       --
All directors and
 executive officers as a
 group (12 persons) (9).     16,252,600     74.6     1,200,000      15,052,600     63.9

---------------------
*Less than 1%
(1) Includes 2,243,696 shares held by three family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.
(2) The address of Messrs. Wadhwani, Trivedi, Thadani, Nayar and Phanse is c/o Mastech Corporation, 1004 McKee Road, Oakdale, Pennsylvania 15071.
(3) Mr. Thadani is a co-trustee of two of the Wadhwani family trusts referred to in note 1, above, with no investment power and sole voting power over such shares.
(4) Includes 2,243,696 shares held by three family trusts, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.
(5) Mr. Nayar is co-trustee of the three Trivedi family trusts and Mr. Phanse is co-trustee of two of the Trivedi family trusts, in each case, referred to in note 4, above, with no investment power and shared voting power over such shares.
(6) Includes 5,000 shares of Common Stock underlying options which are exercisable on or before December 31, 1997 or within 60 days after such date.
(7) Includes 16,000 shares of Common Stock underlying options which are exercisable on or before December 31, 1997 or within 60 days after such date.
(8) Includes 25,000 shares of Common Stock underlying options which are exercisable on or before December 31, 1997 or within 60 days after such date.
(9) Includes 197,000 shares of Common Stock underlying options which are exercisable on or before December 31, 1997 or within 60 days after such date.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, without par value. The following description of the capital stock of the Company is a summary, and as such, it does not purport to be complete and is subject, and qualified in its entirety by reference to, the more complete descriptions contained in: (i) the Articles of Incorporation of the Company, as amended (the "Articles"), and the Bylaws of the Company, as amended (the "Bylaws"), copies of each of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part; and (ii) the certificate of designation relating to any series of Preferred Stock that may be established by the Board of Directors. The Company currently has outstanding 21,657,500 shares of Common Stock and no shares of Preferred Stock. On October 24, 1997, the Company had 66 holders of record of the Common Stock.

COMMON STOCK

  The Company is authorized to issue up to 100,000,000 shares of Common Stock. Subject to the rights and preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends, when, if and as declared by the Board of Directors of the Company.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. Shareholders do not have cumulative voting rights in the election of directors, meaning that the holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. The Bylaws require shareholders desiring to either nominate persons for election as a director or present matters for business at a shareholders meeting to give advance notice of such nominations and/or matters to the Company.

  Generally, whenever any corporate action is to be taken by vote of the shareholders of the Company, or by vote of a class of such shareholders of the Company, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by such shareholders, or by such class of shareholders, entitled to vote thereon. The Articles, however, in addition require the approval of at least 66 2/3% of the votes cast by shareholders of the Company, voting together as a single class, for the following: (i) the approval of a fundamental change under the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL"), including amendments of the Articles, a merger or consolidation of the Company for which shareholder approval is required by law, share exchanges, the sale or other disposition of all or substantially all of the assets of the Company or a division of the Company, and the voluntary dissolution and winding up of the Company ("Fundamental Transactions"), unless any such Fundamental Transaction is unanimously approved by all the directors of the Company; and (ii) the amendment of the Bylaws unless any such amendment is unanimously approved by all the directors of the Company. The Articles provide that the shareholders may remove any director, any class of directors or the entire Board of Directors without cause by the vote of 66 2/3% of the votes cast by shareholders entitled to vote thereon. The Articles permit shareholder action to be taken by the written consent of the shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon are present and voting.

  The Articles provide that the Board of Directors shall consist of five persons and that the Board shall be divided into three classes of directors, each class as nearly equal in number as possible, with one class being elected each year for a three-year term. The classification of the Board helps to ensure continuity of corporate leadership and policy; however, it also has the effect of making it more difficult for a person to acquire control of the Company's Board of Directors because at least two annual meetings are necessary to effect a change in a majority of the Company's directors. Further, the Articles provide that the approval of at least four of the directors is required for Board action.

  In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after the payment of all liabilities of the Company and subject to the liquidation preferences of any outstanding Preferred Stock. The Common Stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The outstanding shares of Common Stock are and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. Except in certain circumstances as discussed below under "Certain Provisions Affecting Control of the Company," the Common Stock is not subject to discriminatory provisions based on ownership thresholds.

  The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. See "Description of Capital Stock--Preferred Stock."

PREFERRED STOCK

  The Company is authorized to issue up to 20,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue such shares of Preferred Stock in one or more series, with such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be established by the Board of Directors at the time of issuance.

  The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, the issuance of shares of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

  The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by third persons to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise, by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock without shareholder approval and with voting rights that could adversely affect the voting power of holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors--Possible Issuances of Preferred Stock."

CERTAIN PROVISIONS AFFECTING CONTROL OF THE COMPANY

  General. Certain provisions of the Company's Articles and the PBCL operate with respect to extraordinary corporate transactions, such as mergers, reorganizations, tender offers, sales or transfers of substantially all of the Company's assets or the liquidation of the Company, and could have the effect of delaying or making more difficult a change in control of the Company in certain circumstances.

  Certain Provisions of the Articles. The Articles provide, among other things, that Fundamental Transactions and Bylaw amendments must be approved by at least 66 2/3% of the votes cast by shareholders of the Company, unless the transaction or amendment is unanimously approved by all of the directors of the Company. This provision is intended to require that Fundamental Transactions and Bylaw amendments have either the unanimous mandate of the Company's Board of Directors, who are statutorily charged in the first instance with managing the business and affairs of the corporation, or the support of a substantial percentage of the corporation's shareholders. This provision, however, makes it more difficult to obtain approval of a Fundamental Transaction that is approved by a majority but not all of the directors. Further, the holders of 33 1/3% or more of the shares cast on a Fundamental Transaction can effectively block the transaction by voting against it. As a result of this provision, a Fundamental Transaction or Bylaw amendment that is supported by a majority of the Company's directors and by the holders of a majority of the outstanding voting shares of the Company may not be approved. Upon completion of this offering, Messrs. Wadhwani and Trivedi will beneficially own approximately 63.4% of the Common Stock and have voting power over 44.3% of the Common Stock.

  Certain Provisions of the PBCL. The Company is governed by a set of interrelated provisions of the PBCL which are designed to support the validity of actions taken by the Board of Directors in response to takeover bids, including specifically the Board's authority to "accept, reject or take no action" with respect to a takeover bid, and permitting the unfavorable disparate treatment of a takeover bidder. Another provision of the PBCL gives the directors broad discretion in considering the best interests of the corporation, including a provision which permits the Board, in taking any action, to consider various corporate interests, including employees, suppliers, clients and communities in which the corporation is located, the short and long-term interests of the corporation, and the resources, intent and conduct of any person seeking to acquire control of the corporation. These provisions may have the effect of making more difficult and thereby discouraging attempts to acquire control of the Company in a transaction that the Board determines not to be in the best interests of the Company.

  The Company has elected to opt-out of certain antitakeover provisions of the PBCL, including: (i) provisions which prohibit certain business combinations (as defined in the PBCL) involving a corporation that has voting shares registered under the Exchange Act and an "interested shareholder" (generally defined to include a person who beneficially owns shares representing at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation) unless certain conditions are satisfied or an exemption is applicable; (ii) provisions concerning a "control-share acquisition" in which the voting rights of certain shareholders of the corporation (specifically, a shareholder who acquires 20%, 33 1/3% or 50% or more of the voting power of the corporation) are conditioned upon the consent of a majority vote at a meeting of the independent shareholders of the corporation after disclosure by such shareholder of certain information, and with respect to which such shareholder is effectively deprived of voting rights if consent is not obtained; (iii) provisions pursuant to which any profit realized by a "controlling person or group," generally defined as a 20% beneficial owner, from the disposition of any equity securities within twenty-four months prior to, and eighteen months succeeding, the acquisition of such control is recoverable by the corporation; (iv) provisions pursuant to which severance payments are to be made by the corporation to any eligible employee of a covered corporation whose employment is terminated, other than for willful misconduct, within ninety days before, or twenty-four months after, a control-share acquisition; and (v) provisions pursuant to which any holder of voting shares of a registered corporation who objects to a "control transaction" (generally defined as the acquisition by a person or group (the "controlling person or group") that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation) is entitled to make a written demand on the controlling person or group for payment of the fair value of the voting shares of the corporation held by the shareholder. Given the ownership structure of the Company after this offering, the Company's Board of Directors believed that there was a risk that one or more of these provisions could be inadvertently triggered by the normal activities of the Company and its principal shareholders and that, therefore, it was in the best interests of the Company to opt-out of these provisions.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 23,457,500 shares of Common Stock outstanding. See "Capitalization." Of these shares, the 3,000,000 shares sold in this offering and the 5,520,000 shares issued in the Company's initial public offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company in the public market, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. In addition, 1,253,150 shares of Common Stock (327,052 of which become exercisable on or before December 31, 1997) are issuable upon the exercise of outstanding stock options, which shares have been registered by the Company under the Securities Act and after issuance upon exercise will be freely tradable without restriction. Of the remaining shares of Common Stock, 14,934,600 are restricted securities (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption offered by Rule 144. Of these Restricted Shares, 14,880,000 will be subject to a lock-up period expiring 90 days after the date of this Prospectus (the "Lock-Up Period"). Beginning after the expiration of the Lock-Up Period (or earlier upon the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation), 14,880,000 of the Restricted Shares may be sold in the public market subject to Rule 144 under the Securities Act, except for 4,487,392 shares held in family trusts established by Messrs. Wadhwani and Trivedi which may not be sold prior to November 30, 1998 pursuant to the terms of a shareholders agreement with the Company.

  In general, under Rule 144 of the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including a person who may be deemed an Affiliate of the Company, may sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company (234,576 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an Affiliate of the Company at any time 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

REGISTRATION RIGHTS

  Pursuant to terms of a Shareholders Agreement, at any time after December 17, 1997, Messrs. Wadhwani and Trivedi (and certain transferees including members of their families and trusts and other entities controlled by them) each have the right, subject to certain restrictions set forth in the Shareholders Agreement, to require the Company to register under the Securities Act the Common Stock owned by such holders at the Company's expense on no more than two occasions. The Company is obligated to use its best efforts to qualify for registration of securities on Form S-3 under the Securities Act. After the Company has qualified for the use of Form S-3, Messrs. Wadhwani and Trivedi have the right to an unlimited number of registrations on such form; the Company is not, however, required to effect a registration on a Form S-3 more than once in any six-month period. Also pursuant to the Shareholders Agreement, if the Company proposes to register any of its Common Stock under the Securities Act for sale to the public, Messrs. Wadhwani and Trivedi, subject to any lock-up agreements entered into by Messrs. Wadhwani and Trivedi, will have unlimited piggyback registration rights at the Company's expense, subject to certain restrictions set forth in the Shareholders Agreement. In addition, the Company agrees to indemnify Messrs. Wadhwani and Trivedi against certain liabilities, including liabilities under the Securities Act, that they may incur in connection with this offering and any offering governed by the Shareholders Agreement. The registration rights granted to Messrs. Wadhwani and Trivedi under the Shareholders Agreement are not exclusive and the Company could determine to register shares owned by Messrs. Wadhwani and Trivedi other than pursuant to the Shareholders Agreement. The registration rights granted to Messrs. Wadhwani and Trivedi will be subject to the lock-up agreement which will restrict their ability to exercise their registration rights during the Lock-Up Period.

  The Company can make no prediction as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Subject to certain terms and conditions of an Underwriting Agreement dated
          , 1997 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Goldman, Sachs & Co., NationsBanc Montgomery Securities, Inc. and Cowen & Company (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed severally to sell to each of the Underwriters, an aggregate of 3,000,000 shares of Common Stock at the public offering price per share less the underwriting discounts and commissions set forth on the cover of this Prospectus. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
                 UNDERWRITERS                                           SHARES
Donaldson, Lufkin & Jenrette Securities Corporation...................
Goldman, Sachs & Co...................................................
NationsBanc Montgomery Securities, Inc................................
Cowen & Company.......................................................
                                                                       ---------
  Total............................................................... 3,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to the approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are purchased.

  The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the price to the public set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $   per share.
The Underwriters may allow, and such dealers may re-allow to certain other
dealers, a concession not in excess of $   per share. After this offering, the
public offering price and other selling terms may be changed by the Representatives at any time without notice.

  The Selling Shareholders have granted to the Underwriters an option, exercisable within 30 calendar days after the date of the Underwriting Agreement, to purchase from time to time, in whole or in part, up to an aggregate of 450,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company and the Selling Shareholders each have agreed subject to certain exceptions, not to: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) during the

Lock-Up Period without the prior written consent of DLJ. In addition, the Company has also agreed not to file any registration statement during the Lock-Up Period with respect to, and each of the Selling Shareholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

  The foregoing arrangements do not extend to any shares issuable upon exercise of options granted under the Stock Incentive Plan. As of October 15, 1997, options to acquire 61,850 shares are currently exercisable and options to acquire an additional 265,202 shares will become exercisable during the Lock-Up Period.

  Other than in the United States, no action has been taken by the Company, the Selling Shareholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

  The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for or purchase shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

  In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot this offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

  The validity of the issuance of the Common Stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    EXPERTS

  The Financial Statements for each of the three years ended December 31, 1996 and the nine months ended September 30, 1996 included in this Prospectus and the Financial Statement Schedule included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are included therein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, DC 20006. The Registration Statement, including the exhibits and schedules thereto, may be obtained from the Commission's web site at www.sec.gov.

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (together with any amendments or supplements thereto, to the "Registration Statement"), of which this Prospectus constitutes a part, on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Room 1400, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including the exhibits and schedules thereto, is also available at the Commission's site on the World Wide Web at www.sec.gov. Copies of reports, proxy and information statements and other information regarding the Company are also available at the Commission's Web site.

                                   GLOSSARY

  Set forth below are the definitions of certain terms used in this
Prospectus:

"Applications" are the computer software programs that perform a desired task, such as inventory control analysis, cost analysis, accounts receivable and payable, payroll, shipping and scheduling.

"Client/server" describes the linking, or networking, of two or more computers to allow multiple users to access and share information. Client/server design is contrasted with "mainframe" design.

"Conversion" is the process of converting data and applications from one format to another in connection with an organization's adoption of different, usually more technologically advanced, hardware or software.

"Distributed computing environments" describes the use of multiple types of hardware and software applications within an organization, often in multiple locations.

"Enterprise Resource Planning" packages, such as SAP R/3, Oracle Applications, Baan and PeopleSoft, are large, integrated applications packages used to manage information on an enterprise-wide basis.

"Hardware" is the physical computer system on which software applications operate.

"Information technology" describes the use of computers and software applications to manage information within an organization.

"Legacy" hardware and applications are information technology systems based on older technologies.

"Mainframe" describes a large, centralized computer on which an organization maintains information.

"Migration" is the process of moving applications and data from one computing environment, such as a mainframe environment, to another, such as a client/server environment.

"Object-oriented programming" is a type of software design in which various independently developed software applications are linked together as needed to achieve the desired programming result.

"Operating system" is the software that controls the allocation of computer resources to various software applications in order to maximize the efficiency of those resources.

"Software" is the code that directs computer hardware to manipulate other software or data in a desired way.

"Year 2000" refers to the software problems resulting from the date change on December 31, 1999 to the year 2000. Many software applications must be modified in order to operate properly after this date.

                              MASTECH CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and September
30, 1997 (unaudited)......................................................  F-3
Consolidated Income Statements for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997
 (unaudited)..............................................................  F-4
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1994, 1995 and 1996 and the nine months ended September 30,
 1997 (unaudited).........................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997
 (unaudited)..............................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Mastech Corporation:

  We have audited the accompanying consolidated balance sheets of Mastech Corporation (a Pennsylvania corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, and the consolidated statements of income and cash flow for the nine months ended September 30, 1996. These Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Financial Statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the Financial Statements referred to above present fairly, in all material respects, the financial position of Mastech Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.


Pittsburgh, Pennsylvania,                                   Arthur Andersen LLP
February 13, 1997

                              MASTECH CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                        DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                            1995         1996         1997
                                                                   (UNAUDITED)
                ASSETS
Current assets:
  Cash and cash equivalents (cost
   approximates market value)..........   $ 3,026      $45,997       $31,497
  Accounts receivable, net of allowance
   for uncollectible
   accounts............................    19,146       23,160        44,815
  Unbilled receivables.................     1,504        1,410         2,377
  Employee and related party advances..       526        2,591         1,990
  Prepaid and other assets.............       421          601           709
                                          -------      -------       -------
      Total current assets.............    24,623       73,759        81,388
                                          -------      -------       -------
Equipment and leasehold improvements,
at cost:
  Equipment............................     1,548        3,932         7,729
  Leasehold improvements...............       147          736           937
                                          -------      -------       -------
                                            1,695        4,668         8,666
  Less--Accumulated depreciation.......      (564)        (918)       (1,930)
                                          -------      -------       -------
    Net equipment and leasehold
     improvements......................     1,131        3,750         6,736
                                          -------      -------       -------
      Total assets.....................   $25,754      $77,509       $88,124
                                          =======      =======       =======
 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Revolving credit facility (Note 4)...   $    --      $ 2,077       $ 2,207
  Accounts payable.....................     1,412        3,934         4,293
  Accrued payroll and related costs....     7,822        8,898        14,794
  Other accrued liabilities............       795        1,342         2,291
  S corporation dividend payable (Note
   12).................................        --        6,500            --
  Deferred revenue.....................        --          116            --
  Deferred income taxes................        --        1,200         1,200
                                          -------      -------       -------
      Total current liabilities........    10,029       24,067        24,785
                                          -------      -------       -------
Minority interest......................        54           --            --
Deferred income taxes..................        --        2,683         1,733
Commitments (Note 6)
Shareholders' equity:
  Preferred stock, without par value:
   20,000,000 shares authorized, no
   shares outstanding..................        --           --            --
  Common stock, par value $0.01 per
   share: 100,000,000 shares
   authorized, 18,200,000, 21,654,600
   and 21,657,150 shares issued and
   outstanding, respectively (Note 9)..       182          217           217
  Additional paid-in capital...........       106       51,168        51,362
  Retained earnings....................    15,384          197        10,475
  Deferred compensation (Note 9).......        --         (776)         (387)
  Currency translation adjustment......        (1)         (47)          (61)
                                          -------      -------       -------
      Total shareholders' equity.......    15,671       50,759        61,606
                                          -------      -------       -------
      Total liabilities and
       shareholders' equity............   $25,754      $77,509       $88,124
                                          =======      =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              MASTECH CORPORATION

                         CONSOLIDATED INCOME STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                               ---------------------------  --------------------
                                1994      1995      1996     1996       1997
                                                                     (UNAUDITED)
Revenues.....................  $70,050  $103,676  $123,400  $90,336   $135,821
Cost of revenues.............   49,915    72,414    89,453   65,558     94,708
                               -------  --------  --------  -------   --------
Gross profit.................   20,135    31,262    33,947   24,778     41,113
Selling, general and
administrative expenses......    8,786    13,003    20,198   14,670     24,628
Non-recurring charge (Note
8)...........................       --        --       875       --        389
                               -------  --------  --------  -------   --------
Income from operations.......   11,349    18,259    12,874   10,108     16,096
Interest (income) expense,
net..........................      (69)     (164)       43       12     (1,034)
Minority interest in net loss
(income) of subsidiaries.....       26       (27)       (3)      (9)        --
                               -------  --------  --------  -------   --------
Income before income taxes...   11,444    18,396    12,828   10,087     17,130
Provision (credit) for income
taxes........................
  Current....................       --        --       253       --      6,852
  Deferred...................       --        --       (17)      --         --
  Termination of S
   corporation status........       --        --     3,900       --         --
                               -------  --------  --------  -------   --------
    Provision for income
     taxes...................       --        --     4,136       --      6,852
                               -------  --------  --------  -------   --------
Net income...................  $11,444  $ 18,396  $  8,692  $10,087   $ 10,278
                               =======  ========  ========  =======   ========
Net income per common share..                                         $   0.47
                                                                      ========

                                                    PRO FORMA INFORMATION--
                                                          (UNAUDITED)
                                               ---------------------------------
Net income.................................... $11,444 $ 18,396 $  8,692 $10,087
Pro forma income taxes........................   4,578    7,358    4,915   4,035
                                               ------- -------- -------- -------
Pro forma net income.......................... $ 6,866 $ 11,038 $  3,777 $ 6,052
                                               ======= ======== ======== =======
Pro forma net income per common share......... $  0.38 $   0.60 $   0.20 $  0.32
                                               ======= ======== ======== =======


  The accompanying notes are an integral part of these consolidated financial statements.

                              MASTECH CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                             COMMON STOCK     ADDITIONAL                         CURRENCY       TOTAL
                         --------------------  PAID-IN   RETAINED    DEFERRED   TRANSLATION SHAREHOLDERS'
                           SHARES   PAR VALUE  CAPITAL   EARNINGS  COMPENSATION ADJUSTMENT     EQUITY
Balance, December 31,
1993.................... 18,200,000   $182     $   106   $  5,723     $  --        $(39)      $  5,972
  Net income............         --     --          --     11,444        --          --         11,444
  Dividends.............         --     --          --     (3,192)       --          --         (3,192)
  Currency translation
   adjustment...........         --     --          --         --        --          38             38
                         ----------   ----     -------   --------     -----        ----       --------
Balance, December 31,
1994.................... 18,200,000    182         106     13,975        --          (1)        14,262
  Net income............         --     --          --     18,396        --          --         18,396
  Dividends.............         --     --          --    (16,987)       --          --        (16,987)
  Currency translation
   adjustment...........         --     --          --         --        --          --             --
                         ----------   ----     -------   --------     -----        ----       --------
Balance, December 31,
1995.................... 18,200,000    182         106     15,384        --          (1)        15,671
  Net income............         --     --          --      8,692        --          --          8,692
  Dividends.............         --     --          --    (19,045)       --          --        (19,045)
  Issuance of common
   stock................  3,400,000     34      50,216     (4,644)       --          --         45,606
  Disproportionate
   dividend (Note 11)...         --     --          --       (190)       --          --           (190)
  Acquisition of
   minority interest in
   Scott Systems........         --     --          28         --        --          --             28
  Restricted stock
   award................     54,600      1         818         --      (819)         --             --
  Amortization of
   deferred
   compensation.........         --     --          --         --        43          --             43
  Currency translation
   adjustment...........         --     --          --         --        --         (46)           (46)
                         ----------   ----     -------   --------     -----        ----       --------
Balance, December 31,
1996.................... 21,654,600    217      51,168        197      (776)        (47)        50,759
  Net Income............         --     --          --     10,278        --          --         10,278
  Reduction of previ-
   ously authorized S
   corporation dividend.         --     --         162         --        --          --            162
  Amortization of
   deferred
   compensation.........         --     --          --         --       389          --            389
  Exercise of stock
   options..............      2,550     --          32         --        --          --             32
  Currency translation
   adjustment...........         --     --          --         --        --         (14)           (14)
                         ----------   ----     -------   --------     -----        ----       --------
Balance, September 30,
 1997 (unaudited)....... 21,657,150   $217     $51,362   $ 10,475     $(387)       $(61)      $ 61,606
                         ==========   ====     =======   ========     =====        ====       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              MASTECH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                             ---------------------------  ---------------------
                              1994      1995      1996      1996       1997
                                                                    (UNAUDITED)
Cash Flow From Operations
  Net income................ $11,444  $ 18,396  $  8,692  $ 10,087   $ 10,278
  Adjustments to reconcile
   net income to cash
   provided by operations:
    Depreciation............     137       206       354       149      1,012
    Allowance for
     uncollectible accounts.     150       200       175       500        445
    Minority interest.......     (27)       28       (54)        9         --
    Deferred income taxes,
     net....................      --        --     3,883        --       (950)
    Amortization of deferred
     compensation...........      --        --        43        --        389
  Working capital items:
    Accounts receivable and
     unbilled receivables...  (8,402)   (3,743)   (4,095)   (3,176)   (23,067)
    Employee and related
     party advances.........    (715)      479    (2,065)     (200)       601
    Prepaid and other
     assets.................       4      (353)     (180)      207       (108)
    Accounts payable........     775      (713)    2,522     1,930        359
    Accrued and other
     current liabilities....   1,348     2,183     1,739       605      6,729
                             -------  --------  --------  --------   --------
    Net cash flow from
     operations.............   4,714    16,683    11,014    10,111     (4,312)
                             -------  --------  --------  --------   --------
Investing Activities:
  Additions to equipment and
   leasehold improvements...    (333)     (794)   (2,973)   (1,825)    (3,998)
  Acquisition of minority
   interest in Scott
   Systems..................      --        --        28        --         --
                             -------  --------  --------  --------   --------
    Net cash flow from
     investing activities...    (333)     (794)   (2,945)   (1,825)    (3,998)
                             -------  --------  --------  --------   --------
Financing Activities:
  Net borrowings under
   revolving credit
   facility.................      --        --     2,077     2,215        130
  Net proceeds from issuance
   of common stock..........      --        --    45,606        --         --
  Proceeds from exercise of
   stock options............      --        --        --        --         32
  Disproportionate dividend.      --        --      (190)       --         --
  Dividends paid............  (3,192)  (16,987)  (12,545)  (12,545)    (6,338)
                             -------  --------  --------  --------   --------
    Net cash flow from
     financing activities...  (3,192)  (16,987)   34,948   (10,330)    (6,176)
                             -------  --------  --------  --------   --------
Effect of currency
translation on cash.........      38        --       (46)      (64)       (14)
Net change in cash and cash
equivalents.................   1,227    (1,098)   42,971    (2,108)   (14,500)
Cash and cash equivalents,
beginning of period.........   2,897     4,124     3,026     3,026     45,997
                             -------  --------  --------  --------   --------
Cash and cash equivalents,
end of period............... $ 4,124  $  3,026  $ 45,997  $    918   $ 31,497
                             =======  ========  ========  ========   ========
Supplemental disclosure:
  Non cash financing
   activities:
  Cash payments for
   interest................. $    10  $      3  $    223  $     58   $     17
  Cash payments for income
   taxes.................... $    --  $     --  $     --  $     --   $  6,946

  The accompanying notes are an integral part of these consolidated financial statements.

                              MASTECH CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (ALL INFORMATION RELATED TO SEPTEMBER 30, 1997 IS UNAUDITED)

1.OPERATIONS:

  In conjunction with the closing of its initial public offering on December 16, 1996, Mastech Systems Corporation, the entity through which the business of the Company had been conducted since its inception in July 1986, became an indirect, wholly owned subsidiary of Mastech Corporation ("Mastech" or the "Company"), which is a newly formed Pennsylvania corporation.

  Mastech is a worldwide provider of information technology ("IT") services to large and medium-sized organizations. Mastech provides its clients with a single source for a broad range of applications solutions and services, including client/server design and development, conversion/migration services, Year 2000 services, Enterprise Resource Planning ("ERP") package implementation services, Internet/intranet services and applications maintenance outsourcing. These services are provided in a variety of computing environments and use leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest networking and communications technologies. To enhance its services, Mastech has formed business alliances with leading software companies such as Baan, Oracle and PeopleSoft. In addition, the Company has developed its own proprietary methodologies and tools, under the name SmartAPPS, that enhance the productivity of the Company's Year 2000 and other services.

  Mascot Systems Pvt, Ltd. ("Mascot"), a wholly owned foreign subsidiary, was acquired upon the closing of the Company's initial public offering. Mascot is currently operating one and constructing two other offshore software development centers in the cities of Bangalore, Pune and Madras, India, respectively. Mascot's current operations serve as Mastech's single source for offshore software development. Also, effective December 16, 1996, SWAT Systems Corporation, a Pennsylvania corporation ("SWAT"), was merged with and into Mastech resulting in SWAT's wholly owned subsidiary, Scott Systems Pvt, Ltd. ("Scott"), an India-based corporation, becoming a wholly owned subsidiary of Mastech. Scott provides IT professional recruiting and training services. As of December 31, 1996, all of Mascot, SWAT and Scott's revenues were derived from services provided to Mastech. These transactions are described in Note 11.

  The Risk Factors on pages 6, 7, 8 and 11 of the Prospectus entitled "Recruitment and Retention of IT Professionals," "Government Regulation of Immigration," "Exposure to Regulatory and General Economic Conditions in India," "Concentration of Revenue; Risk of Termination," and "Potential Decrease in Demand for Year 2000 Services" are incorporated herein by reference.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The accompanying Consolidated Financial Statements reflect the application of the following significant accounting policies:

 Principles of Consolidation

  The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

 Accounts Receivable

  The Company extends credit to clients based upon management's assessment of their creditworthiness. Substantially all of the Company's revenues (and the resulting accounts receivable) are from large companies,

                              MASTECH CORPORATION
major systems integrators and governmental agencies. The allowance for uncollectible accounts was approximately $500,000, $675,000 and $1,120,000 as of December 31, 1995 and 1996 and September 30, 1997, respectively.

 Revenue Recognition

  The Company recognizes revenue on time-and-materials contracts as the services are performed for clients. Revenues on fixed-price contracts are recognized using the percentage of completion method. Percentage of completion is determined by relating the actual cost of work performed to date to the estimated total cost for each contract. If the estimate indicates a loss on a particular contract, a provision is made for the entire estimated loss without reference to the percentage of completion.

 Depreciation

  The Company provides for depreciation using the straight-line method in amounts which allocate the costs of equipment over their estimated useful lives of five to seven years, and leasehold improvements over the shorter of the life of the improvement or of the underlying lease term.

 Currency Translation Adjustment

  The financial statements of foreign subsidiaries are translated using the exchange rate in effect at year-end for balance sheet accounts and the average exchange rate in effect during the year for revenue and expense accounts. Translation gains and losses are excluded from the consolidated income statements and are instead reported as the currency translation adjustment component of shareholders' equity.

  The functional currency of international offices and foreign subsidiaries is the currency of the country in which the office or subsidiary is located. Revenues of the Company are billed in the currency of the country in which the customer is located. Translation gains and losses arising from differences between the functional and billing currencies are recognized in the consolidated income statements.

 Income Taxes

  Prior to its initial public offering, the Company elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended ("S corporation") for income tax purposes. Accordingly, the income of the Company was reported on the individual income tax returns of its shareholders. Therefore, the financial statements do not include a provision for income taxes related to income prior to the closing of the public offering.

  The Company's S-corporation status terminated in connection with the Company's initial public offering, thereby subjecting the Company's income to federal and state income taxes at the corporate level. Due to temporary differences in recognition of revenues and expenses, income for financial reporting purposes has exceeded income for income tax purposes. Accordingly, the application of the provisions of SFAS No. 109, "Accounting for Income Taxes" resulted in the recognition of deferred tax liabilities (and a corresponding one-time charge to expense) of $3.9 million as of the date the S corporation was terminated. The majority of this tax provision will be paid over the next four years.

  In the recent past, the government of India has provided incentives, in the form of tax holidays, to encourage foreign investment. No tax holidays have been granted to the Company as of September 30, 1997.

                              MASTECH CORPORATION

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Through April 30, 1996, the Company provided for group medical costs through self-insurance programs. The amounts charged to expense for group medical claims were approximately $1,195,000, $2,005,000 and $669,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Estimated claims incurred but not reported were $500,000, $370,000 and $0 as of December 31, 1995 and 1996, and September 30, 1997, respectively, and are included in other accrued liabilities in the accompanying consolidated balance sheets. As of April 30, 1996, the Company had stop/loss insurance coverage related to these programs. Effective May 1, 1996, the Company maintains coverage through a fully insured premium-based plan.

 Financial Instruments

  The fair values and carrying amounts of the Company's financial instruments, primarily accounts receivable and payable, are approximately equivalent. The financial instruments are classified as current and will be liquidated within the next operating cycle.

 Pro Forma Information (Unaudited):

  The pro forma adjustments for income taxes included in the accompanying consolidated income statements are based upon the statutory rates in effect for C corporations during the periods presented.

3.INCOME TAXES

  The Company's S-corporation status terminated in connection with the Company's initial public offering, thereby subjecting the Company's income to federal and state income taxes at the corporate level. The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. Except for the effect of the reversal of net deductible temporary differences, the Company is not aware of any significant differences between book and taxable income in future years.

  Prior to the initial public offering, the Company elected Subchapter S-corporation status for income tax purposes. Accordingly, the income of the Company was reported on the individual income tax returns of its shareholders. The financial statements, therefore, do not include a provision for income taxes prior to the closing of the public offering.

  The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision for income taxes follows:

                                                       DECEMBER 31, SEPTEMBER 30,
                                                           1996         1997
                                                         (DOLLARS IN THOUSANDS)
 C corporation income before taxes for the 15 day
  period ended December 31, 1996 and the nine months
  ended September 30, 1997, respectively.............     $  413       $17,130
 Net taxable temporary differences...................          4         1,100
 Current portion of S corporation deferred revenue...        123            --
                                                          ------       -------
 Book taxable income as a C corporation..............        540        18,230
 Income taxes at the statutory rate..................        216         7,292
 Provision for change in tax status to C corporation.      3,900            --
 Other, net..........................................         20          (440)
                                                          ------       -------
 Provision for income taxes..........................     $4,136       $ 6,852
                                                          ======       =======

                              MASTECH CORPORATION

  The provision for income taxes as shown in the accompanying consolidated statements of income, include the following components:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                        (DOLLARS IN THOUSANDS)
Current provision--
  Federal............................................    $  216       $5,634
  State..............................................        --        1,028
  Foreign............................................        37          190
                                                         ------       ------
    Total current provision..........................       253        6,852
  Deferred credit....................................       (17)          --
  Termination of S corporation status................     3,900           --
                                                         ------       ------
Total provision for income taxes.....................    $4,136       $6,852
                                                         ======       ======

  The components of the deferred tax assets and liabilities are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                        (DOLLARS IN THOUSANDS)
Deferred tax assets..................................    $  (17)      $  (17)
Deferred tax liabilities.............................     3,900        2,950
                                                         ------       ------
Total deferred tax liability.........................    $3,883        2,933
                                                         ======       ======
Consisting of
Current liability
  S corporation deferred revenue.....................    $1,200       $1,200
Deferred liability
  S corporation deferred revenue.....................     2,395        1,445
  Other..............................................       288          288
                                                         ------       ------
                                                         $3,883       $2,933
                                                         ======       ======

4.REVOLVING CREDIT FACILITY:

  The Company had available borrowings under a revolving credit facility with a bank. Borrowings under this arrangement were unsecured, were limited to $15.0 million, bear interest at LIBOR, as defined (7.07 % and 7.50% at December 31, 1996 and 1995, respectively), plus 1.0% or the prime rate (8.25% and 8.50% at December 31, 1996 and 1995, respectively) and were payable upon demand. There were no borrowings outstanding under this arrangement as of December 31, 1996 and 1995. Average outstanding borrowings under this arrangement were $535,000 and $1.4 million for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. There were no borrowings under this arrangement during the year ended December 31, 1995.

  Effective May 30, 1997, the Company replaced the above mentioned revolving credit facility with a new revolving credit facility. Borrowings under the new credit facility are unsecured, are limited to $25.0 million, bear interest at LIBOR, as defined (6.70% at September 30, 1997), plus 1.0% or the prime rate (8.5% at September 30, 1997) and are payable upon demand. There were no borrowings outstanding under this arrangement as of September 30, 1997. Average outstanding borrowings under this arrangement were $230,000 for the nine month period ended September 30, 1997.

                              MASTECH CORPORATION

  As of December 31, 1996 and September 30, 1997, Mascot Systems had borrowings outstanding under revolving credit agreements with ICICI Banking Corporation Limited and IndusInd Bank Limited, both of India. Borrowings under these facilities are secured by deposits of the controlling shareholders of the Company. Of the $2.1 million and $2.2 million borrowed and outstanding under these agreements at December 31, 1996 and September 30, 1997, respectively, the following interest rates apply:

             DECEMBER 31, 1996                      SEPTEMBER 30, 1997
     ------------------------------------    -------------------------------------
                         ANNUAL INTEREST                         ANNUAL INTEREST
     AMOUNT BORROWED          RATE           AMOUNT BORROWED          RATE
       $  995,000            18.75%            $1,903,000            18.75%
        1,082,000            19.25%               304,000            19.25%
       ----------                              ----------
       $2,077,000                              $2,207,000
       ==========                              ==========

  These borrowings will be repaid by the Company prior to December 31, 1997.

5.RELATED PARTY TRANSACTIONS:

  The controlling shareholders leased residential properties to the Company under lease agreements which were terminated during 1996. Payments in accordance with these arrangements were approximately $36,000, $36,000 and $9,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company has loans outstanding from the Company's controlling shareholders of $0, $16,000 and $16,000 as of September 30, 1997, December 31, 1996 and 1995, respectively. These loans are included in accounts payable in the consolidated balance sheets.

  As an S corporation, the net income of the Company was attributed, for federal (and some state) income tax purposes, directly to the Company's shareholders rather than to the Company. During 1995, 1996 and the nine months ended 1997, the Company had from time to time paid the corresponding income taxes due on these amounts on behalf of the controlling shareholders in the form of interest-free advances which were later repaid. The highest aggregate amounts of advances outstanding to one of the controlling shareholders and his Qualified Subchapter S Trust during 1995, 1996 and the nine months ended September 30, 1997 were approximately $117,000, $1,682,000 and $86,000, respectively. The highest aggregate amounts of advances outstanding to the other controlling shareholder during 1995, 1996 and the nine months ended September 30, 1997 were approximately $117,000, $1,682,000 and $86,000, respectively.

  Mascot Systems leases from the controlling shareholders the office space for the offshore software development facilities in Bangalore, India. The acquisition of the real estate and the construction of this office building (but not the buildout of the office space) was financed entirely by the controlling shareholders out of personal funds. Specifically, Mascot Systems leases approximately 4,200 square feet of office space on one floor of an office building located in Bangalore which floor is owned by the controlling shareholders. The lease has a one-year term expiring in March 1998, and the rent is approximately $7,000 per year. Mascot Systems also leases a 30,000-square-foot office building located in Bangalore from the controlling shareholders. This lease has a five-year term expiring in October 2001, and the annual rent is approximately $110,000 per year. The offshore software development facilities located in Pune and Madras, India are scheduled to be operational sometime during the first quarter of 1998. Mascot Systems expects to enter into two additional leases with the controlling shareholders for these facilities. The facility in Pune is a 35,000-square-foot office building, and the facility in Madras is a 65,000-square-foot office building. See also Note 11.

                              MASTECH CORPORATION

  Scott Systems leases, for its training facilities, approximately 2,100 square feet of office space on one floor of an office building located in Mumbai (Bombay, India). The leased space is divided into five separately owned suites owned individually by the controlling shareholders. The leases have a one-year term expiring in April 1998, and the aggregate rent is $20,000 per year. Scott Systems also leases further office space of approximately 900 square feet on another floor in the same office building which is owned by the controlling shareholders. The lease has a one-year term expiring in October 1998, and the rent is $6,000 per year. Scott Systems also leases a portion of the Pune facility from Messrs. Wadhwani and Trivedi. This lease covers 7,500 square feet and has a three year term expiring in September 2000. The rent is $26,000 per year. See also Note 11.

  The Company believes that the terms of the leases described above are no less favorable to the Company than could be obtained from unrelated third parties.

6.COMMITMENTS:

  The Company rents certain office facilities and equipment under noncancelable operating leases which provide for the following future minimum rental payments as of December 31, 1996:

         YEAR ENDING DECEMBER 31                                      AMOUNT
                  1997                                              $  735,000
                  1998                                                 621,000
                  1999                                                 582,000
                  2000                                                 239,000
               Thereafter                                                   --
                                                                    ----------
                  Total                                             $2,177,000
                                                                    ==========

  Rental expense was approximately $179,000, $500,000, $778,000 and $822,000 for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

  The Company has employment agreements with its controlling shareholders and certain of its executive officers which provide generally for specified minimum salaries and bonuses based upon the Company's performance.

7.EMPLOYEE BENEFIT PLANS:

  The Company adopted a 401(k) benefit plan effective January 1, 1995. Eligible employees, as defined in the plan, may contribute up to 15% of eligible compensation, as defined. The Company does not contribute to this plan.

8.NON-RECURRING CHARGES:

  In October 1996, the Company entered into an agreement with an executive pursuant to which the Company agreed to pay this individual, as compensation for past services, an amount equal to the value of 109,200 shares of Common Stock at the initial public offering price of $15 per share. One-half of this payment was made in cash, at the election of the executive, on December 16, 1996. The remaining half of this obligation was satisfied on December 16, 1996 via the issuance of 54,600 shares of restricted Common Stock, as described in
Note 9. The Company has reflected the cash payment along with the applicable tax withholdings as a non-recurring charge in the accompanying consolidated statements of income for the year ended December 31, 1996.

  In the nine months ended September 30, 1997, the Company has reflected the amortization of deferred compensation of this same executive as a non-recurring charge in the accompanying consolidated statements of income.

9.STOCK-BASED COMPENSATION AND RESTRICTED STOCK AWARD:

  Effective December 16, 1996, the Company adopted the 1996 Stock Incentive Plan (the "Plan") for directors, executive management and key personnel. The Plan provides for the issuance of up to 2,160,000 stock-

                              MASTECH CORPORATION
based incentive awards at the market value of the stock at the date of grant. The Company accounts for the Plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Plan been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), pro forma net income for the year ended December 31, 1996 would have been reduced by $12,000 and there would have been no impact on pro forma net income per common share for the same period.

  During 1996 and the nine months ended September 30, 1997, options covering a total of 845,550 and 392,500 shares, respectively, of Common Stock were granted under the Plan. The right to purchase these options expires 10 years from the date of grant or earlier if an option holder ceases to be employed by the Company for any reason. A summary of stock option activity follows:

                                 SEPTEMBER 30, 1997        DECEMBER 31, 1996
                             -------------------------- ------------------------
                                       WEIGHTED AVERAGE         WEIGHTED AVERAGE
NUMBER OF SHARES              OPTIONS   EXERCISE PRICE  OPTIONS  EXERCISE PRICE
----------------             --------- ---------------- ------- ----------------
Options outstanding, begin-
 ning of period............    845,550      $15.00           --          --
Granted....................    392,500      $18.94      845,550      $15.00
Exercised..................      2,550      $15.00           --          --
Lapsed and forfeited.......         --          --           --          --
                             ---------      ------      -------      ------
Options outstanding, end of
 period....................  1,235,500      $16.25      845,550      $15.00
                             ---------      ------      -------      ------
Options exercisable, end of
 period....................     62,200      $15.00           --          --
                             ---------      ------      -------      ------

STOCK OPTIONS OUTSTANDING AT SEPTEMBER 30, 1997:


                                 OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                 --------------------------------------------------- ------------------------
                                   WEIGHTED
   RANGE OF                   AVERAGE REMAINING     WEIGHTED AVERAGE         WEIGHTED AVERAGE
EXERCISE PRICES   OPTIONS  CONTRACTUAL LIFE (YEARS)  EXERCISE PRICE  OPTIONS  EXERCISE PRICE
---------------  --------- ------------------------ ---------------- ------- ----------------
    $15.00         890,000           9.24                $15.00      62,200       $15.00
    $16.13          55,000           9.44                $16.13          --           --
    $18.00         225,000           9.67                $18.00          --           --
    $24.38          35,000           9.81                $24.38          --           --
    $26.00           3,500           9.85                $26.00          --           --
    $31.38          25,000          10.00                $31.38          --           --
    $31.75           2,000           9.99                $31.75          --           --
                 ---------          -----                ------      ------       ------
                 1,235,500           9.36                $16.25      62,200       $15.00
                 =========          =====                ======      ======       ======

                                                              STOCK OPTION
                  SUMMARY OF STOCK OPTIONS                       PRICE     TOTAL
Weighted average fair value of options granted during 1996*.     $5.86     $5.86
                                                                 =====     =====

*The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                           1996
Risk free interest rate..................................................   6.2%
Expected dividend yield..................................................   0.0%
Expected life of options................................................. 6 yrs.
Expected volatility rate.................................................  24.5%

There were 1,314,450 and 921,950 shares reserved for future grants under the 1996 Stock Option Plan at December 31, 1996 and September 30, 1997, respectively.

                              MASTECH CORPORATION

  Effective December 16, 1996, the Company entered into an employment agreement with an executive that included the granting of 54,600 shares of restricted common stock. During the restricted period (from December 16, 1996 to June 30, 1998), the restricted stock vests ratably and daily. The agreement provides for partial awards and forfeitures under various circumstances. At December 31, 1996 and September 30, 1997, the Company's consolidated balance sheet reflects deferred compensation of $776,000 and $387,000, respectively, related to this award, as an offset to shareholders' equity. Compensation expense of $43,000 and $389,000 related to the vesting of restricted shares during 1996 and the nine months ended September 30, 1997, respectively, has been recorded in the Company's consolidated income statement.

10.PRO FORMA INCOME PER COMMON SHARE AND INCOME PER SHARE:

  Pro forma net income and net income per common share is calculated by dividing pro forma net income and net income, respectively, by the weighted average number of common shares plus incremental common stock equivalent shares (shares issuable upon exercise of stock options). Incremental common stock equivalent shares are calculated for each measurement period based on the treasury stock method which uses the monthly average market price per share.

  The weighted average common shares and common share equivalents were as follows:

     DECEMBER 31, 1994   DECEMBER 31, 1995 DECEMBER 31, 1996 SEPTEMBER 30, 1997
        18,254,600          18,254,600        18,790,262         21,854,736

  The 1996 weighted average shares outstanding as calculated above also includes 393,462 common shares, which represents the number of shares, when multiplied by the initial public offering price, would have been sufficient to replace the capital in excess of earnings withdrawn as dividends during the period.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No.
128), which establishes new standards for computing and presenting earnings per share and applies to entities with publicly and non-publicly held common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. SFAS No. 128 requires restatement of all prior period earnings per share data presented. The Company has determined that the adoption of SFAS No. 128 will not change reported earnings per share for any period.

11.BUSINESS ACQUISITIONS:

  Mascot Systems, prior to becoming a subsidiary of the Company, was owned by Mastech's controlling shareholders. The Company has in the past engaged Mascot Systems as a subcontractor to perform offshore software development projects. On December 16, 1996, the Company purchased the shares of Mascot Systems held by the controlling shareholders for $170,000. This price was based upon an independent valuation of that interest and paid from the Company's working capital. The Company has also purchased the minority shares of Mascot Systems, which were held by relatives of the controlling shareholders, for $20,000, based upon an independent valuation. This transaction has been reflected as a disproportionate dividend in the accompanying statements of shareholders' equity.

  Scott Systems, prior to becoming a subsidiary of the Company, was indirectly controlled by Mastech's controlling shareholders through SWAT Systems Corporation. The Company has in the past engaged Scott Systems to recruit and train IT professionals in India. On December 16, 1996, SWAT was merged with and into Mastech and Scott Systems thereby became a subsidiary of the Company. The controlling shareholders received nominal consideration in this transaction. The Company also purchased the minority shares of Scott Systems, some of which are held by relatives of the controlling shareholders, for $26,000.

                              MASTECH CORPORATION

  The accompanying Consolidated Financial Statements present the financial position, results of operations and cash flows of the Company and the aforementioned entities as if they had been combined from inception in a manner similar to a pooling of interests.

12.S-CORPORATION DIVIDEND:

  Since it was founded in 1986, the Company had elected S-corporation status for income tax purposes. As a result, substantially all of the Company's net income was attributed, for income tax purposes, directly to the Company's shareholders rather than to the Company. The Company's S-corporation status terminated in connection with its public offering of common stock, and the Company will make a final distribution to its former S-corporation shareholders of undistributed S-corporation earnings, as explained below.

  On December 16, 1996, the Company's Board of Directors declared an S-corporation dividend to former S-corporation shareholders in an aggregate amount representing the estimated amount of all undistributed earnings of the Company taxed or taxable to its shareholders through December 16, 1996 (the "S-corporation Dividend"). The S-corporation Dividend is recorded in the accompanying consolidated balance sheets at December 31, 1996 in the amount of $6.5 million. The S-corporation Dividend was paid in the amount of $6.3 million in 1997 with the difference being recognized as an increase in additional paid-in capital as shown in the accompanying consolidated statements of shareholders' equity.

13.BUSINESS SEGMENT INFORMATION:

  The Company is predominantly engaged in providing information technology services to large and medium-sized organizations. The following is information about the Company's operations by geographical area.

                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1994         1995         1996
                                                 (DOLLARS IN THOUSANDS)
Revenues--
  Revenues--United States...............   $70,050      $102,248     $112,308
  Revenues (including intergeographic
   revenues of $1,706, $565 and $648 for
   the years 1996, 1995 and 1994,
   respectively)--Foreign...............       648         1,993       12,798
  Adjustments and eliminations..........      (648)         (565)      (1,706)
                                           -------      --------     --------
Consolidated............................   $70,050      $103,676     $123,400
                                           =======      ========     ========
Operating Income (Loss)--
  United States.........................   $11,291      $ 18,713     $ 11,554
  Foreign...............................        58          (454)       1,320
                                           -------      --------     --------
  Consolidated..........................    11,349        18,259       12,874
                                           -------      --------     --------
  Other income (expenses), net,
   including interest and general
   corporate expenses...................        95           137          (46)
Income before income taxes..............   $11,444      $ 18,396     $ 12,828
                                           =======      ========     ========
Identifiable assets--
  United States.........................   $22,545      $ 24,780     $ 74,146
  Foreign...............................       302           974        3,363
                                           -------      --------     --------
Consolidated............................   $22,847      $ 25,754     $ 77,509
                                           -------      --------     --------

  Sales to one client represented approximately 13% of total revenues for the nine months ended September 30, 1997. The Company derives no revenue from export activity.

                              MASTECH CORPORATION

14.QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                             THREE MONTHS ENDED
                              --------------------------------------------------
                               MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
  Revenues................... $    24,107  $    25,153   $    26,896 $    27,520
  Gross profit...............       7,196        7,650         7,548       8,868
  Income from operations.....       4,484        4,664         4,280       4,831
  Net income................. $     4,519  $     4,696   $     4,303 $     4,878
                              ===========  ===========   =========== ===========
  Pro forma net income....... $     2,712  $     2,817   $     2,582 $     2,927
  Pro forma net income per
   common share.............. $      0.15  $      0.15   $      0.14 $      0.16
1996
  Revenues................... $    28,595  $    30,804   $    30,937 $    33,064
  Gross profit...............       8,107        8,919         7,752       9,169
  Income from operations.....       3,405        4,227         2,476       2,766
  Net income (loss).......... $     3,429  $     4,257   $     2,401 $    (1,395)
                              ===========  ===========   =========== ===========
  Pro forma net income
   (loss).................... $     2,059  $     2,553   $     1,440 $    (2,275)
  Pro forma net income (loss)
   per common share.......... $      0.11  $      0.14   $      0.08 $     (0.12)
1997
  Revenues................... $    37,531  $    45,059       $53,231
  Gross profit...............      10,799       13,423        16,891
  Income from operations.....       3,384        5,348         7,364
  Income before income taxes.       3,848        5,714         7,568
  Provision for income taxes.       1,539        2,286         3,027
  Net income................. $     2,309  $     3,428   $     4,541
                              ===========  ===========   ===========
  Net income per common
   share..................... $      0.11  $      0.16   $      0.21

15.SUBSEQUENT EVENTS:

  In October 1997, the Company entered into a non-binding letter of intent to purchase for cash the assets of an Australian IT services company.

         [Diagram Describing Mastech SMARTAPPS Methodologies and Tools]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OF-FER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANYTIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Company...............................................................   14
Use of Proceeds...........................................................   14
Price Range of Common Stock...............................................   14
Dividend Policy...........................................................   15
Capitalization............................................................   15
Selected Financial Data...................................................   16
Management's Discussion and Analysis of Financial Condition and Results of   17
 Operations...............................................................
Business..................................................................   23
Management................................................................   35
Certain Transactions......................................................   42
Principal and Selling Shareholders........................................   44
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   48
Underwriting..............................................................   50
Legal Matters.............................................................   51
Experts...................................................................   51
Additional Information....................................................   52
Glossary..................................................................   53
Index to Consolidated Financial Statements................................  F-1



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               3,000,000 SHARES

                                     LOGO
                                [MASTECH LOGO]

                                 COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                             GOLDMAN, SACHS & CO.
                            NATIONSBANC MONTGOMERY
                               SECURITIES, INC.
                                COWEN & COMPANY

                                            , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses to be incurred in connection with the offering described in this Registration Statement are:

    Securities and Exchange Commission registration fee............... $ 29,142
    NASD filing fee...................................................    9,686
    Nasdaq National Market additional listing fee.....................   17,500
    Printing and engraving expenses...................................  175,000
    Legal fees and expenses...........................................  160,000
    Accounting fees and expenses......................................  125,000
    Blue Sky fees and expenses (including legal fees).................    3,000
    Transfer agent and registrar fees and expenses....................   35,000
    Miscellaneous.....................................................  345,672
                                                                       --------
      Total........................................................... $900,000
                                                                       ========

  All of the above expenses will be paid by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law ("PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board or directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

  Article 10 of the Company's Articles of Incorporation provides that the Company shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Company is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Company or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of the Company or is or was serving at the request of the

Company as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of the Company, or in any other capacity on behalf of the Company while such person is or was serving as a director or executive officer of the Company, against all expenses, liability and loss, including but not limited to attorney's fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith. The right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights to indemnification in advance of the final disposition thereof promptly after receipt by the Company of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of the Company in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the Company.

  The Company has entered into employment agreements with Sunil Wadhwani and Ashok Trivedi, Co-Chairman and Chief Executive Officer and Co-Chairman and President, respectively, which entitle them to be indemnified in their capacities as directors, officers and controlling shareholders of the Company to the full extent not prohibited by law. The Company also has entered into a Shareholders Agreement with Messrs. Wadhwani and Trivedi pursuant to which the Company agrees to indemnify them against certain liabilities, including liabilities under the securities laws, that they may incur in connection with any offering effected pursuant to their registration rights under the Shareholders Agreement, including the offering contemplated by this Registration Statement.

  The Articles of the Company also provide pursuant to Section 1713 of the PBCL that a director of Mastech shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his/her office under Section 1712 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of Company does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or
(2) the liability of a director for the payment of taxes pursuant to local, state or Federal law.

  The Company has purchased insurance insuring its directors and officers against certain liabilities which they might incur as directors or officers of the Company or of any other organization which they serve at its request, including certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

  1. In November 1996, the Company issued 250,000 shares of Common Stock to the shareholders of the Company referenced in the within prospectus in connection with the initial capitalization of the Company. The total consideration for such shares was $2,500.

  2. In October 1996, Mastech Systems Corporation entered into an agreement, as amended in November 1996 to be applicable to the Company, pursuant to which it agreed to compensate one of its executive officers in the form of an issuance of up to 109,200 shares of restricted stock of the Company which vests over a period of two years. Pursuant to this agreement, the executive could elect to receive certain compensation for past services in the form of cash or 54,600 shares promptly following the closing of the Company's initial public offering. The executive elected to receive cash in lieu of shares with respect to 54,600 shares subject to this agreement and was granted 54,600 shares of restricted Common Stock on December 16, 1996 in satisfaction of the Company's remaining obligation under the agreement.

  3. A 72.8-for-1 stock split of the Common Stock was effected on December 16, 1996 immediately prior to the Company's initial public offering.

  The sale and issuance of the shares were exempt from registration by virtue of either Sections 3(a), 3(b) or 4(2) of the Securities Act and in reliance upon Rule 701 promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS: Unless otherwise indicated, all exhibits were filed with the Registration Statement on Form S-1 (Registration No. 333-39123) dated October 30, 1997.

 EXHIBIT NO.     DESCRIPTION
      1.1     -- Form of Underwriting Agreement.
      3.1*    -- Articles of Incorporation of the Company.
      3.2*    -- Bylaws of the Company.
      4.1*    -- Specimen stock certificate representing the Common Stock.
      5.1     -- Opinion of Buchanan Ingersoll Professional Corporation.
     10.1*    -- Form of Employment Agreement by and between the Company and
                 Sunil Wadhwani and Ashok Trivedi.
     10.2*    -- 1996 Stock Incentive Plan.
     10.3*    -- Agreement dated October 14, 1996 between Mastech Systems
                 Corporation (f/k/a Mastech Corporation) and Steven Shangold,
                 as amended by Addendum dated as of November 18, 1996.
     10.4*    -- Form of Employment Agreement by and between the Company and each of its Executive Officers.
     10.5*    -- Shareholders Agreement by and among the Company, Sunil
                 Wadhwani and Ashok Trivedi and the Joinder Agreement by
                 Grantor Retained Annuity Trusts established by Messrs.
                 Wadhwani and Trivedi.
     10.9***  -- Lease Agreement dated October 28, 1997 by and between Scott
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Pune, India.
    10.10*    -- Lease Agreement dated January 16, 1995 by and between Mascot
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Bangalore, India.
    10.11*    -- Lease Agreement dated November 6, 1996 by and between Mascot
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Bangalore, India.
    10.12*    -- Lease Agreement dated April 1, 1996 by and between Scott
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Bombay, India.
    10.13*    -- Lease Agreement dated April 1, 1996 by and between Scott
                 Systems Private Limited and Sunil Wadhwani for real estate in
                 Bombay, India.
    10.14*    -- Lease Agreement dated April 1, 1996 by and between Scott
                 Systems Private Limited and Ashok Trivedi for real estate in
                 Bombay, India.
    10.15*    -- Stock Purchase Agreement by and between the Company and
                 Messrs. Wadhwani and Trivedi for their shares of Mascot
                 Systems Private Limited.
    10.16*    -- Agreement and Plan of Merger by and between the Company and
                 SWAT Systems.
    10.17*    -- Form of S Corporation Revocation, Tax Allocation and
                 Indemnification Agreement.
    10.18*    -- Sublease Agreement dated February 10, 1995 by and between
                 Westinghouse Electric Corporation and the Company for the
                 Company's Oakdale, PA headquarters, as amended by amendment dated March 20, 1996.


 10.19*    -- Form of Shareholders Agreement by and among the Company, Sunil
              Wadhwani and Ashok Trivedi.
 10.20*    -- Form of Capital Contribution Agreement by and among the Company,
              Sunil Wadhwani, Ashok Trivedi and their respective family trusts.
 10.21**   -- Credit Agreement among Mastech Systems Corporation as the
              Borrower, the Lenders which are or may in the future become parties hereto and PNC Bank, National Association, as the Agent;
              dated as of May 30, 1997.
  11.1     -- Statement regarding computation of net income and pro forma net income per share.
  21.1***  -- Subsidiaries of the Registrant.
  23.1***  -- Consent of Arthur Andersen LLP.
  23.2     -- Consent of Buchanan Ingersoll Professional Corporation (included in Exhibit 5.1).
  24.1     -- Powers of Attorney executed by the persons named therein
              (included on signature page).
    27     -- Financial Data Schedule.

---------------------
* Incorporated herein by reference to exhibit of the same number of the Form S-1 Registration Statement of the Registrant (Registration No. 333-14169).
** Incorporated herein by reference to Exhibit 10.1 in the Form 10-Q (SEC File
   No. 000-21755) dated as of August 14, 1997.

***Filed herewith.

  (B) FINANCIAL STATEMENTS SCHEDULES:

  The following financial statement schedule is included in Part II of this Registration Statement and should be read in conjunction with the Financial Statements and Notes thereto included elsewhere herein.

  II. VALUATION AND QUALIFYING ACCOUNTS

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania on November 19, 1997.

                                         MASTECH CORPORATION

                                         By:      /s/ Michael Zugay
                                           ---------------------------------
                                                    Michael Zugay
                                              Vice President - Finance

  Pursuant to the requirement of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE              TITLE(S)

                            Co-Chairman, Chief Executive
                            Officer and Director
                            (Principal Executive Officer)
         *
------------------------
  Sunil Wadhwani

                            Co-Chairman, President
                            and Director
         *
------------------------
   Ashok Trivedi

         *                  Vice President--Finance
------------------------

                            (Principal Accounting Officer
                            and Principal
                            Financial Officer)                /s/ Michael Zugay
                                                             ------------------
                                                                *Michael Zugay
                                                              For himself and as
                                                               attorney-in-fact,
                                                               November 19, 1997
         *                  Director
------------------------
 J. Gordon Garrett


         *                  Director
------------------------
   Michel Berty


         *                  Director
------------------------
    Ed Yourdon

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           ON SUPPLEMENTAL SCHEDULES

To the Board of Directors and Shareholders of Mastech Corporation:

  We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Mastech Corporation and have issued our report thereon dated February 13, 1997. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                            Arthur Andersen LLP

Pittsburgh, Pennsylvania
February 13, 1997

                                                                     SCHEDULE II
                              MASTECH CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                      DEDUCTIONS--
                                                               BALANCE AT  CHARGED TO    AMOUNTS    BALANCE AT
                                                              BEGINNING OF COSTS AND  DEEMED TO BE    END OF
      PERIOD ENDED                   DESCRIPTION                 PERIOD     EXPENSES  UNCOLLECTIBLE   PERIOD
December 31, 1994....... Allowance for uncollectible accounts     $150        $150        $  --       $  300
December 31, 1995....... Allowance for uncollectible accounts      300         302         (102)         500
December 31, 1996....... Allowance for uncollectible accounts      500         299         (124)         675
September 30, 1997...... Allowance for uncollectible accounts      675         445           --        1,120
  (unaudited)

                                 EXHIBIT INDEX

 EXHIBIT NO.     DESCRIPTION
  1.1         -- Form of Underwriting Agreement.
  3.1*        -- Articles of Incorporation of the Company.
  3.2*        -- Bylaws of the Company.
  4.1*        -- Specimen stock certificate representing the Common Stock.
  5.1         -- Opinion of Buchanan Ingersoll Professional Corporation.
 10.1*        -- Form of Employment Agreement by and between the Company and
                 Sunil Wadhwani and Ashok Trivedi.
 10.2*        -- 1996 Stock Incentive Plan.
 10.3*        -- Agreement dated October 14, 1996 between Mastech Systems
                 Corporation (f/k/a Mastech Corporation) and Steven Shangold,
                 as amended by Addendum dated as of November 18, 1996.
 10.4*        -- Form of Employment Agreement by and between the Company and each of its Executive Officers.
 10.5*        -- Shareholders Agreement by and among the Company, Sunil
                 Wadhwani and Ashok Trivedi and the Joinder Agreement by
                 Grantor Retained Annuity Trusts established by Messrs.
                 Wadhwani and Trivedi.
 10.9***      -- Lease Agreement dated October 28, 1997 by and between Scott
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Pune, India.
 10.10*       -- Lease Agreement dated January 16, 1995 by and between Mascot
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Bangalore, India.
 10.11*       -- Lease Agreement dated November 6, 1996 by and between Mascot
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Bangalore, India.
 10.12*       -- Lease Agreement dated April 1, 1996 by and between Scott
                 Systems Private Limited and Messrs. Wadhwani and Trivedi for
                 real estate in Bombay, India.
 10.13*       -- Lease Agreement dated April 1, 1996 by and between Scott
                 Systems Private Limited and Sunil Wadhwani for real estate in
                 Bombay, India.
 10.14*       -- Lease Agreement dated April 1, 1996 by and between Scott
                 Systems Private Limited and Ashok Trivedi for real estate in
                 Bombay, India.
 10.15*       -- Stock Purchase Agreement by and between the Company and
                 Messrs. Wadhwani and Trivedi for their shares of Mascot
                 Systems Private Limited.
 10.16*       -- Agreement and Plan of Merger by and between the Company and
                 SWAT Systems.
 10.17*       -- Form of S Corporation Revocation, Tax Allocation and
                 Indemnification Agreement.
 10.18*       -- Sublease Agreement dated February 10, 1995 by and between
                 Westinghouse Electric Corporation and the Company for the
                 Company's Oakdale, PA headquarters, as amended by amendment dated March 20, 1996.
 10.19*       -- Form of Shareholders Agreement by and among the Company, Sunil
                 Wadhwani and Ashok Trivedi.
 10.20*       -- Form of Capital Contribution Agreement by and among the
                 Company, Sunil Wadhwani, Ashok Trivedi and their respective family trusts.
 10.21**      -- Credit Agreement among Mastech Systems Corporation as the
                 Borrower, the Lenders which are or may in the future become parties hereto and PNC Bank, National Association, as the
                 Agent; dated as of May 30, 1997.

 EXHIBIT NO.     DESCRIPTION
 11.1         -- Statement regarding computation of net income and pro forma net income per share.
 21.1***      -- Subsidiaries of Registrant.
 23.1***      -- Consent of Arthur Andersen LLP.
 23.2         -- Consent of Buchanan Ingersoll Professional Corporation
                 (included in Exhibit 5.1).
 24.1         -- Powers of Attorney executed by the persons named therein
                 (included on signature page).
 27           -- Financial Data Schedule.

---------------------
 * Incorporated herein by reference to exhibit of the same number of the Form S-1 Registration Statement of the Registrant (Registration No. 333-14169).
** Incorporated herein by reference to Exhibit 10.1 in the Form 10-Q (SEC File
   No. 000-21755) dated as of August 14, 1997.

***Filed herewith.